Exhibit 2.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

TOLKO INDUSTRIES LTD.,

KOPPERS ASHCROFT INC.

and

KOPPERS INC.

Dated as of January 7, 2014

Page

ARTICLE 1 Definitions		-1 -
1.1	Certain Defined Terms	-1 -
1.2	Other Defined Terms	-4 -

ARTICLE 2 Purchase and Sale of Assets; Assumption of Certain Specified Liabilities		-6 -
2.1	The Acquired Assets	-6 -
2.2	Excluded Assets	-8 -
2.3	Assumption of Certain Liabilities; Excluded Liabilities	-9 -
2.4	Purchase Price and Payment; Post-Closing Adjustment	-11 -
2.5	Net Working Capital Adjustment	-12 -
2.6	Allocation of Purchase Price	-14 -
2.7	Receivables Tax Election	-14 -
2.8	Election re: Restrictive Covenant	-15 -

ARTICLE 3 Closing; Deliveries of the Parties at Closing		-15 -
3.1	The Closing	-15 -
3.2	Conditions Precedent to Obligation of Buyer	-15 -
3.3	Conditions Precedent to Obligation of Seller	-16 -
3.4	Seller Covenants	-17 -
3.5	Buyer Covenants	-19 -
3.6	Deliveries at the Closing by Seller	-19 -
3.7	Deliveries at the Closing by Buyer	-20 -
3.8	Passage of Title	-21 -
3.9	Transfer Taxes, Etc.	-21 -
3.10	Right to Contest	-21 -
3.11	Non-assignable Contracts	-22 -
3.12	Casualty Damage	-22 -
3.13	Certificates of Tax Authorities	-22 -
3.14	Fulfillment of Conditions and Agreements Prior to Closing	-23 -
3.15	Termination Prior to Closing	-23 -
3.16	Waiver of Site Profile	-24 -
3.17	Vehicle Registration	-24 -
3.18	Water Act Permits	-24 -

ARTICLE 4 Representations and Warranties of Seller		-24 -
4.1	Corporate Status; Authority	-24 -
4.2	Corporate Action; Authority; Execution	-25 -
4.3	No Conflicts	-25 -
4.4	Equity Interests/Subsidiaries	-25 -
4.5	Books and Records	-25 -
4.6	Financial Statements	-26 -
4.7	Absence of Certain Changes or Events	-26 -

i

4.8	Licenses, Permits and, Authorizations	- 27 -
4.9	Assets Used in the Business	-28 -
4.10	Acquired Assets	-28 -
4.11	Real Property	-28 -
4.12	Inventory	-29 -
4.13	Intellectual Property	-30 -
4.14	Labor and Employee Benefit Matters	-30 -
4.15	Litigation	-32 -
4.16	Brokers	-32 -
4.17	Contracts	-32 -
4.18	Compliance with Laws	-33 -
4.19	Environmental Matters	-33 -
4.20	Taxes	-36 -
4.21	Insurance	-37 -
4.22	Transactions with Affiliates	-37 -
4.23	Customer and Supplier Relations	-37 -
4.24	Product Liability; Warranties	-37 -
4.25	Solvency; Post-Closing Financial Condition of Seller	-38 -
4.26	Accounts Receivable	-38 -
4.27	Disclosure	-38 -

ARTICLE 5 Representations and Warranties of Buyer and Parent		-39 -
5.1	Corporate Status; Authority	-39 -
5.2	Corporate Action	-39 -
5.3	No Conflicts	-39 -
5.4	Solvency; Post-Closing Financial Condition of Buyer	-40 -
5.5	Funds	-40 -
5.6	Investment Canada	-40 -
5.7	GST and PST Registration Numbers	-40 -
5.8	Litigation	-40 -
5.9	No Broker	-41 -

ARTICLE 6 Further Requirements		-41 -
6.1	Non-competition	-41 -
6.2	Confidentiality	-41 -
6.3	Non-solicitation	-42 -
6.4	Restrictions Reasonable	-42 -
6.5	Blue Pencil	-42 -
6.6	Access to Records	-43 -
6.7	Litigation Cooperation	-43 -
6.8	Employees	-43 -
6.9	Personal Information	-44 -
6.10	Post Closing Receipts and Invoices	-45 -
6.11	Environmental Remedial Action	-45 -

ARTICLE 7 Survival of Representations and Warranties; Indemnification		- 45 -
7.1	General Provisions; Survival	-45 -
7.2	Indemnification by Seller	-46 -
7.3	Indemnification by Buyer and Parent	-47 -
7.4	Procedures Relating to Third Party Claims	-48 -
7.5	Other Claims	-50 -
7.6	Limitations on Indemnification	-50 -
7.7	Duty to Mitigate	-53 -
7.8	Tax Benefits	-54 -
7.9	Insurance Benefits	-54 -
7.10	Subrogation	-54 -
7.11	Tax Effect of Indemnification Payments	-54 -
7.12	Exclusive Remedy	-54 -
7.13	Specific Performance	-55 -
7.14	Dispute Resolution	-55 -

ARTICLE 8 Miscellaneous		-56 -
8.1	Costs and Expenses	-56 -
8.2	Assignments	-56 -
8.3	Further Assurances	-56 -
8.4	Public Announcement	-56 -
8.5	Notices	-57 -
8.6	Amendment and Modification	-57 -
8.7	Captions	-58 -
8.8	Governing Law	-58 -
8.9	Waiver of Provisions	-58 -
8.10	Counterparts	-58 -
8.11	Entire Agreement	-58 -
8.12	Brokers or Finders	-59 -
8.13	No Third Party Beneficiaries	-59 -
8.14	Jurisdiction; Service of Process	-59 -
8.15	Disclaimer of Warranties	-59 -

The exhibits listed below have been omitted from the copy of this Agreement filed with the Securities and Exchange Commission. The company will furnish supplementally a copy of any omitted exhibit to the Commission upon request.

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Consulting Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), made effective as of January 7, 2014, is entered into by and between TOLKO INDUSTRIES LTD., a Canadian corporation (“Seller”), KOPPERS INC., a Pennsylvania corporation (“Parent”), and KOPPERS ASHCROFT INC. (“Buyer”), a British Columbia corporation and an indirect wholly-owned subsidiary of Parent.

RECITALS

1. Seller owns and operates, as a division of Seller, a treating facility located near Ashcroft, British Columbia, Canada, providing treated railroad ties, treated switch ties, treated marine piling, treated bridge timbers, and certain other treated products and related services to customers in the railroad industry primarily in Western Canada (the “Business”).

2. Seller desires to sell, assign, and transfer to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets owned, leased or used in connection with the Business, as described in more detail below, all on the terms and subject to the conditions described herein. In connection therewith, Buyer will assume only certain specified liabilities and obligations of the Business as further described herein.

3. Parent desires to guarantee the payment obligations of Buyer set forth in this Agreement and indemnification obligations set forth in Article 7 of this Agreement

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

Definitions

1.1 Certain Defined Terms.

As used in this Agreement, the terms below will have the following meanings. The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement, and all references herein to Schedules shall be deemed references to Schedules of the disclosure schedule prepared by Seller to accompany this Agreement (the “Disclosure Schedule”) unless the context shall otherwise require.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under the direct or indirect common control with such specified Person.

“Business Day” means any day other than Saturday or Sunday or any federal holiday in Pennsylvania or statutory holiday in British Columbia.

“Consent” means any registration, filing, declaration, application, right of first refusal or notice to or with any Person and any consent, approval, permit, qualification, waiver, waiting period, authorization or action of or by any Person other than a Governmental Entity. “Consent” shall include any consent, approval, waiver, authorization or other action required under any Material Contract to prevent any Acquired Assets or Assumed Liabilities from being in default, terminating, accelerating, revoking, suspending, canceling, losing or diminishing in value, changing in any respect or creating any liability or giving any person any rights or remedies as a result of the consummation of the transactions consummated by this Agreement.

“Environment” means the environment as defined in Environmental Laws and includes soil, land, surface or subsurface strata, surface waters (including, without limitation, navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Condition” means the Release of a Hazardous Material, or the presence of a Hazardous Material, in the Environment other than the presence of a Hazardous Material in locations or at concentrations that are naturally occurring.

“Environmental Law” means all federal, provincial, regional, local and foreign laws and regulations, all common law and all other provisions having the force or effect of law relating to pollution or protection of the Environment or public or occupational safety and health, including, without limitation, those relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the use, treatment, storage, transport or handling of Hazardous Materials, and any Environmental Permits, orders, decrees, directions, judgments, or injunctions issued, promulgated, approved, or entered thereunder.

“Environmental Liability” means any form of damage as identified in this Agreement in the definition of Buyer’s Damages or other liability or obligation of any nature, kind, character or description whatsoever, whether or not due or to become due, known or unknown, accrued, unaccrued, fixed, absolute, mature, asserted, conditional, secondary, potential, determined, determinable or contingent, executory, liquidated or unliquidated, joint or several, vested or unvested and whether or not incurred directly and whether or not arising out of any act, omission, transaction, circumstance or otherwise imposed upon or arising under any Environmental Law, but in each case consisting of or relating to any: (i) duty imposed by, or breach of or noncompliance with, any Environmental Law, (ii) environmental, health or safety matters or conditions (including on-site and off-site contamination), (iii) Environmental Remedial Action, (iv) bodily injury, property damage (including trespass, nuisance, and deprivation of the use of property), (v) any injury to, destruction of, or loss of natural resources, or costs of any natural resources damage assessments, and (vi) the presence or Release of any Hazardous Material at or on any property.

“Environmental Remedial Action” means any and all actions required, ordered or undertaken to (i) investigate, clean up, remove, treat, contain, or in any other way address, or to take remedial action with respect to, Hazardous Materials in the Environment, (ii) prevent the Release, the threat of a Release, or to minimize any future Release of Hazardous Materials, or to prevent or minimize the migration or movement of Hazardous Materials in the Environment, (iii) protect public or occupational health, safety and welfare and the Environment from harm or potential harm associated with a Release or subsequent migration or movement of Hazardous Materials, (iv) perform pre-remedial studies and investigations and pre-remedial and post-remedial monitoring and care, or (v) comply with any Environmental Law.

“Final Net Working Capital” means the Net Working Capital as of the Closing determined in accordance with Section 2.5.

“GAAP” means Canadian generally accepted accounting principles, which, for purposes of this Agreement, are the Accounting Standards for Private Enterprises.

“Governmental Entity” means any domestic or foreign government or political subdivision thereof, whether on a federal, provincial or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

“Hazardous Materials” means (A) all substances defined or described as hazardous by any Environmental Law, (B) any petroleum or petroleum product, oil or waste oil; (C) any asbestos or polychlorinated byphenyls; (D) any hazardous material, toxic substance, toxic pollutant, solid waste, municipal waste, industrial waste, hazardous waste, flammable material, radioactive material, pollutant or contaminant or words of similar meaning and regulatory effect under any applicable Environmental Law; and (E) any other chemical, material or substance exposure to which, or whose discharge, emission, disposal or Release is prohibited, limited, or regulated under any applicable Environmental Law.

“Indebtedness” as applied to any Person, means without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations in respect of performance bond arrangements, guarantees, letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person; (iv) all capitalized lease liabilities of such Person; (v) all obligations for the costs or purchase prices of any of the Acquired Assets; (vi) any debt-like obligation or financing-type arrangement in respect of the deferred purchase price of the Acquired Assets; (vii) any unearned revenue (i.e. amounts billed and collected before being earned), and (viii) any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing.

“knowledge,” “to the knowledge,” “known” or similar variations thereof shall mean the actual knowledge of Jim Baskerville, Trevor Jähnig, Wade Greenall, and Dave Bryant after making inquiries of their direct reports with respect to the relevant subject matter after due inquiry and investigation by those direct reports. For the avoidance of doubt, solely with respect to the Environmental Representations, due inquiry and investigation includes making inquiries of employees of Seller having responsibility for the items covered by the Environmental Representations after those employees have reviewed all relevant books and records of the Business (including results of any studies of the environmental conditions at the Facility) and public filings of Seller with any Governmental Entity, including any Permits, with respect to the Business, but excluding any requirement to undertake any inspection, investigation, drilling, sampling or other testing of any kind.

“Person” means an individual, a corporation, a limited liability company, a partnership, a joint venture, a business association, a trust or any other entity or organization, including a Governmental Entity.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into or through the Environment.

“Representative” when used with respect to any Person means any directors, officers, employees, stockholders, agents or representatives (including attorneys, accountants, consultants, banks and financial advisors) of such Person.

“Target Net Working Capital” means CAD$16,300,000.

1.2 Other Defined Terms.

The following terms will have the meanings defined for such terms in the Sections set forth below:

Term	Section
Acquired Assets	2.1
Acquired Material Contracts	4.17
Acquisition Proposal	3.4(d)
Agreement	Preamble
ALC Act	4.11(d)
ALC Consent	4.11(d)
Assignment and Assumption Agreement	2.3(a)
Assumed Accounts Payable	2.3(a)
Assumed Contracts	2.1(e)
Assumed Liabilities	2.3(a)
Benefit Plan	4.14(c)
Bill of Sale	3.6(a)
Business	Recitals
Business Assets	2.3(b)
Buyer	Preamble
Buyer Damages	7.2

Buyer Indemnifying Party	7.3
Buyer Indemnitees	7.2
Buyer Material Adverse Effect	5.1
Buyer Transaction Documents	3.7(j)
Claims Notice	7.5
Closing	3.1
Closing Balance Sheet	2.5(a)
Closing Date	3.1
Closing Net Working Capital	2.5(a)
Closing Purchase Amount	2.4(b)
Confidential Information	6.2
Consulting Agreement	3.2(g)
Contracts	2.1(e)
Disclosure Schedule	1.1
Disputed Amounts	2.5(c)
Environment	1.1
Environmental Liability Cap	7.6(e)
Environmental Liability Deductible	7.6(e)
Environmental Permits	2.3(b)
Environmental Representations	7.1
ETA	4.20(d)
Escrow Agent	2.4(d)
Escrow Agreement	2.4(d)
Escrow Amount	2.4(d)
Estimated Closing Statement	2.4(c)
Estimated Net Working Capital	2.4(c)
Excluded Assets	2.2
Excluded Liabilities	2.3(b)
Exclusivity Period	3.4(d)
Existing Environmental Condition	2.3(b)
Facility	2.1(b)
Financial Statements	4.6(a)
Fundamental Representations	7.1
General Indemnification Cap	7.6(a)
GST	4.20(d)
HCA	4.11(e)
Indemnification Threshold	7.6(a)
indemnified party	7.4(a)
Independent Accountant	2.5(c)
Intellectual Property	2.1(f)
ILPP	4.14(f)
Inventory	2.1(a)
Koppers	Preamble
Liens	2.1
Material Contracts	4.17

Net Working Capital	2.4(c)
Objection Notice	2.5(b)
Permitted Liens	4.10(a)
Permits	2.1(i)
Post-Balance Sheet Liabilities	4.6(b)
Post-Closing Adjustment	2.5(e)
PSTA	3.13
Purchase Orders	2.1(j)
Purchase Price	2.4(a)
Purchase Price Decrease	2.5(e)
Purchase Price Increase	2.5(e)
Receivables	2.1(l)
Reference Balance Sheet	4.6(a)
Reference Balance Sheet Date	4.6(a)
Restriction Period	6.1
Seller	Preamble
Seller Damages	7.3
Seller Indemnitees	7.3
Seller Material Adverse Effect	4.1
Seller Transaction Documents	3.6(o)
Specified Accounting Principles	2.4(c)
Tax Representations	7.1
Tax Return	4.20(d)
Taxes	4.20(d)
Third Party Claim	7.4(a)
Transferred Employees	6.8(a)
Transition Services Agreement	3.6(d)
Water Act	2.3(b)(ix)(A)

ARTICLE 2

Purchase and Sale of Assets; Assumption of Certain Specified Liabilities

2.1 The Acquired Assets.

Subject to and in reliance upon the representations, warranties, and agreements herein set forth, and subject to the terms and conditions herein contained, Seller shall grant, convey, sell, assign, transfer, and deliver to Buyer on the Closing Date (as such term is defined herein), and Buyer shall purchase on the Closing Date, free and clear of all covenants, restrictions, liens, security interests, claims, pledges, assignments, subleases, options, rights of refusal, charges, leases, licenses, encumbrances and any other restriction of any kind or nature (collectively, “Liens”), but with the exception of any Permitted Liens, all of the following, including the Business as a going concern and goodwill, that are owned, used, or held for use by Seller and related to the Business, except for those assets which are expressly excluded pursuant to Section 2.2 hereof (collectively, the “Acquired Assets”):

(a) Inventories. All inventories (including raw materials, work-in-progress, and finished goods) and supplies of Seller related exclusively to the Business that are located at the Facility and all other inventories that are not located at the Facility but are held by Seller exclusively for the Business (collectively, the “Inventory”), including the Inventory identified on Schedule 2.1(a);

(b) Real Property. The real property on which Seller’s treating facility is located near Ashcroft, British Columbia, which is more particularly described on Schedule 4.11(a) (such real property, including buildings, structures, improvements, privileges, rights, easements, hereditaments, appurtenances and related rights of every nature, collectively, the “Facility”);

(c) Prepaid Items. All prepaid expenses, credits, deferred charges, advance payments, security deposits and prepaid items of Seller with respect to the Business that relate exclusively to the Business or any of the Acquired Assets (other than prepaid Taxes (as such term is defined herein));

(d) Machinery, Equipment, and Other Personal Property. All physical assets, machinery, equipment, automobiles, trucks, furniture, fixtures, office materials and supplies, computer hardware and software, spare parts, and other tangible personal property of every kind and description owned, leased, or licensed by Seller and related to the Business that are located at the Facility, including those identified on Schedule 2.1(d);

(e) Contracts. Seller’s rights under the contracts, leases, licenses, purchase orders, indentures, agreements, commitments, and other contractual arrangements (collectively, “Contracts”) listed on Schedule 4.17 identified as Contracts that will be assigned to and assumed by Buyer, subject to the provisions of Section 3.11 (collectively, the “Assumed Contracts”);

(f) Intellectual Property. Seller’s rights and goodwill in and to the names “Ashcroft” and “Ashcroft Treating” and any derivations thereof and the other intangible property and proprietary rights identified on Schedule 4.13(a) (collectively, the “Intellectual Property”);

(g) Files and Records. All files, records, books of account, general, financial, and accounting records, invoices, computer programs, tapes, electronic data processing software, customer and supplier lists, correspondence, and other records of Seller maintained exclusively with respect to the Business, wherever located, including physical hard copies of any records located at Seller’s head office but excluding anything on computer programs at Seller’s head office relating to more than just the Business which cannot be readily separated from those programs;

(h) Goodwill. All Seller’s goodwill in, and the going concern value of, the Business;

(i) Permits, Licenses, and Authorizations. The governmental permits, licenses, and authorizations (“Permits”) held by Seller and related exclusively to the Business that are listed on Schedule 4.8, to the extent the same may be transferred to Buyer;

(j) Purchase Orders. All purchase orders outstanding on the Closing Date from customers of Seller for the purchase of products or services from the Business (the “Purchase Orders”);

(k) Guarantees. All transferrable guarantees, warranties, indemnities, and similar rights in favor of Seller with respect to the Business or any of the Acquired Assets; and

(l) Receivables. All notes receivable, accounts receivable, and other receivables of Seller of any kind related exclusively to the Business (collectively, the “Receivables”).

2.2 Excluded Assets.

The following shall be excluded from the Acquired Assets and retained by Seller (collectively, the “Excluded Assets”):

(a) Cash and Investments. All cash on hand or in bank accounts and other cash items, cash equivalents, and short-term investments;

(b) Claims for Taxes. Any and all claims of Seller for refunds, carrybacks, carryforwards, and credits relative to Taxes paid or attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date;

(c) Employee Benefit Plans. All Benefit Plans (as such term is defined herein), including, without limitation, employee pension, profit sharing, medical benefit or health plans and trusts, and related Contracts, trust accounts, funds, insurance policies, investments, or other assets;

(d) Retained Rights. Any property, right, or asset arising from and directly related to the defense, release, compromise, discharge, or satisfaction of any of the Excluded Liabilities (as such term is defined herein) unless such property, right, or asset is included on the Closing Balance Sheet (as such term is defined herein); and

(e) Corporate Records. The minute books, seal, stock records, Tax Returns and Tax records of Seller, and all files, records, books of account, general, financial, and accounting records, invoices, computer programs, tapes, electronic data processing software, customer and supplier lists, correspondence, and other records of Seller that are not maintained exclusively with respect to the Business, including anything on computer programs at Seller’s head office relating to more than just the Business which cannot be readily separated from those programs;

(f) Corporate Names. The names “Tolko Industries”, “Tolko” and “TIL”, goodwill associated with those names and all of Seller’s trademarks, service marks, franchises,

patents, trade names, slogans, logotypes, copyrights and other intangible rights (registered or unregistered), other than the names “Ashcroft” and “Ashcroft Treating” and any derivations thereof;

(g) Insurance Policies. All insurance policies held by Seller and any amounts paid in connection with those insurance policies; and

(h) Other. The property, assets and Contracts described in Schedule 2.2 (h) and all other property and assets of Seller not held exclusively for or used exclusively in the Business.

2.3 Assumption of Certain Liabilities; Excluded Liabilities.

(a) Upon the terms and subject to the conditions of this Agreement, effective as of the Closing Date, Buyer shall assume and agree to pay, honor, perform, and discharge when due and payable, and indemnify and hold harmless Seller from and against the specific liabilities and obligations set forth below which relate to the operation of the Business and the Acquired Assets as of the Closing Date (the “Assumed Liabilities”), which assumption by Buyer will be evidenced by the execution and delivery of an Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto (the “Assignment and Assumption Agreement”). The Assumed Liabilities shall consist solely of (i) all liabilities and obligations that arise or accrue following the Closing under the express terms of the Purchase Orders, Permits, and Contracts included in the Acquired Assets, but not including any liability or obligation for any breach thereof or default thereunder occurring prior to the Closing; and (ii) all current trade payable liabilities and obligations accrued on the Estimated Closing Statement or the Closing Balance Sheet in the amounts shown thereon as and to the extent (A) such liabilities and obligations relate exclusively to the Business or the Acquired Assets, and (B) were incurred by Seller in the ordinary course of business consistent with past practice (the “Assumed Accounts Payable”).

(b) Buyer shall in no event assume or be deemed to assume, nor shall it be liable for, any obligations or liabilities of Seller of any nature whatsoever (whether express or implied, fixed or contingent, known or unknown) other than the Assumed Liabilities (all obligations and liabilities of Seller other than the Assumed Liabilities are referred to herein collectively as the “Excluded Liabilities”). Without limiting the generality of the foregoing, Excluded Liabilities shall include:

(i) liabilities to, under or with respect to any Benefit Plan and the administration of any Benefit Plan, or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits with respect to employees or former employees of the Business or any of its predecessors, under any employment, severance, retention or termination agreement with any employee of the Business, or arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer (other than current outstanding payroll, vacation and sick leave pay for Transferred Employees and amounts payable to Transferred Employees under Seller’s Staff Incentive Plan, the amounts for which will be accrued as a liability on the Estimated Closing Statement or the Closing Balance Sheet and the obligation to pay will be assumed by Buyer);

(ii) liabilities relating to disability, injuries, and occupational diseases of or with respect to former or current employees of the Business;

(iii) liabilities relating to all Taxes of the Business and the Acquired Assets that are assessed, accrued, accruing or attributable for periods up to and including the time of Closing (including those that are not yet delinquent and any Liens for such Taxes) and all liabilities relating to the Taxes of Seller for any period (which does not include Taxes payable under the PSTA or land transfer Tax arising on the transfer of the Acquired Assets to Buyer pursuant to this Agreement);

(iv) liabilities relating to any complaint, action, arbitration or regulatory, administrative or government proceeding or investigation involving Seller or its Affiliates, the Facility, or any of the Acquired Assets, arising out of any action based on, or events occurring as a result of, the operation of the Business prior to the Closing, other than collection actions initiated by Seller;

(v) all Indebtedness of Seller;

(vi) liabilities for products liability for all products shipped, distributed, assembled or manufactured by, or any services provided by Seller with respect to the Business relating to any recalls of products manufactured by Seller before the Closing; and for all express and implied product warranties for all products shipped, distributed, assembled or manufactured by, or any services provided by Seller or any of its predecessors with respect to the Business;

(vii) liabilities and obligations incurred by Seller on or after the Closing;

(viii) any liability or obligation to indemnify, defend, or hold harmless any of Seller’s officers, directors, employees, or agents;

(ix) Environmental Liabilities arising out of or relating to:

(A) any actual or alleged violation of Environmental Laws existing before the Closing arising out of or related to (1) the ownership, use or operation of the Business, the Facility, the other Acquired Assets (collectively, the “Business Assets”) or any other real property, leasehold or other real property interest and any building, plant, vessel, vehicle, rolling stock, structure, product, substance or equipment currently or formerly owned, leased, controlled, stored, used or operated by Seller or any of its predecessors in connection with the Business or the Facility; (2) the design, configuration or condition of the Facility or any structure or equipment currently or formerly owned, leased, controlled, used or operated by Seller or any of its predecessors in connection with the Business Assets; (3) failure to have or maintain all authorizations, licenses, permits or approvals required to use, own, or operate the Business Assets under applicable Environmental Law (the “Environmental Permits”) prior to the Closing, including the failure of Seller to have all Permits required under the Water Act (British

Columbia) (the “Water Act”) required for the current operations of the Business as historically carried on by Seller; or (4) the failure to have, maintain or properly operate programs and equipment for monitoring of, or the failure to report in an accurate and timely manner, any Release, employee exposure, incident, or occupational health and safety condition;

(B) any Environmental Condition existing before the Closing, including the subsequent migration of Hazardous Material after the Closing (each, an “Existing Environmental Condition”), including any liability for (1) an Environmental Remedial Action to address or related to an Existing Environmental Condition; (2) claims asserted by any third party (including any employee or former employee of Seller or Buyer) for bodily injury, death, or property damage allegedly caused by, or arising from exposure to, any Existing Environmental Condition; (3) any natural resource damages arising from any Existing Environmental Condition, and (4) any liabilities relating to any off-site transportation, treatment, disposal or Release of any Hazardous Material resulting from any Environmental Remedial Action to address an Existing Environmental Condition, whether such Environmental Remedial Action was taken before or after the Closing Date, in each case, without regard to whether any Existing Environmental Condition is listed or identified in Schedule 4.19;

(C) the storage, transportation, treatment, disposal, discharge, recycling or Release of any Hazardous Material at any off-site location by Seller or any of its predecessors before the Closing, or the arrangement by Seller or any of its predecessors for any storage, transportation, treatment, disposal, discharge, recycling, or Release of any Hazardous Material at any off-site location before the Closing;

(D) any contractual indemnity obligations relating to requirements of Environmental Law or environmental liabilities that Seller has undertaken in connection with the Business Assets;

(E) any liabilities or obligations for any breach or default by Seller under any Material Contract occurring before the Closing; and

(F) any liabilities attributable to Excluded Assets.

Buyer acknowledges and agrees that Section 2.3(b)(ix) is intended to be the sole provision that defines Environmental Liabilities that are Excluded Liabilities and Environmental Liabilities are excluded from all other provisions in Section 2.3(b).

2.4 Purchase Price and Payment; Post-Closing Adjustment.

(a) Purchase Price. Buyer will purchase the Acquired Assets for the purchase price equal to the Closing Purchase Amount described in Section 2.4(b) hereof, adjusted pursuant to Section 2.5 (the “Purchase Price”).

(b) Closing Purchase Amount. The “Closing Purchase Amount” is an amount equal to Thirty-One Million Five Hundred Thousand Canadian Dollars (CAD$31,500,000), increased by the amount (if any) by which the Estimated Net Working Capital exceeds the Target Net Working Capital or decreased by the amount (if any) by which the Estimated Net Working Capital is less than the Target Net Working Capital.

(c) Not later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”), certified by a senior executive officer of Seller, specifying Seller’s good -faith estimate of the Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”). For purposes of this Agreement, “Net Working Capital” means (i) the sum of the Inventory, the Receivables (net of allowance for doubtful accounts), deposits, prepaid expenses and other current assets, minus (ii) the Assumed Accounts Payable, each such item as determined in accordance with GAAP applied on a basis consistent with the sound historical accounting principles, policies, procedures and practices of the Business (the “Specified Accounting Principles”). Seller will consult with Buyer in preparing the Estimated Closing Statement prior to delivering the Estimated Closing Statement to Buyer.

(d) On the Closing Date, Buyer will pay the Closing Purchase Amount, in cash, by wire transfer or delivery of other immediately available funds, as follows:

(i) Buyer shall deposit in escrow with Computershare Trust Company of Canada (the “Escrow Agent”) an amount equal to Three Million One Hundred Fifty Thousand Canadian Dollars (CAD$3,150,000) (the “Escrow Amount”), which amount shall be held and disbursed as to fifty percent (50%) twelve (12) months after the Closing Date, as to twenty-five percent (25%) eighteen (18) months after the Closing Date and the balance twenty-four (24) months after the Closing Date in accordance with Article 7 hereof and the terms and conditions of the Escrow Agreement among Seller, Buyer and the Escrow Agent in substantially the form attached as Exhibit B attached hereto, which will provide, among other things, that all interest earned on the Escrow Amount will be paid to Seller and all fees of the Escrow Agent will be paid by Buyer (the “Escrow Agreement”); and

(ii) Buyer shall deliver to Seller an amount equal to the Closing Purchase Amount minus the Escrow Amount.

2.5 Net Working Capital Adjustment.

The Closing Purchase Amount shall be adjusted after the Closing as follows:

(a) Within ninety (90) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a balance sheet of the Business as of the Closing Date (the “Closing Balance Sheet”), certified by a senior executive officer of Buyer, reflecting the Net Working Capital as of the Closing Date (the “Closing Net Working Capital”). The Closing Balance Sheet shall be prepared in accordance with the Specified Accounting Principles.

(b) Within thirty (30) days after receipt of the Closing Balance Sheet, Seller shall advise Buyer in writing whether it agrees with the determination of the Closing Net Working Capital or whether it objects to the same. In the event of an objection, Seller shall specify in writing its objections with particularity and provide Buyer with its view as to the proper calculation of the amount of the Closing Net Working Capital (the “Objection Notice”). If Seller does not provide Buyer with an Objection Notice within said thirty (30) day period, Seller shall be deemed to have accepted the Closing Balance Sheet as delivered by Buyer and the Closing Net Working Capital shall be deemed the Final Net Working Capital. Buyer shall respond in writing to Seller’s objections set forth in the Objection Notice no later than thirty (30) days after receipt thereof. Buyer and Seller shall negotiate in good faith to resolve any of the objections of Seller within (30) days after the receipt of Seller’s Objection Notice and, if such objections are resolved, the Closing Net Working Capital, with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding and be deemed the Final Net Working Capital.

(c) If Buyer fails to respond to Seller’s Objection Notice within said thirty (30) day period or if Buyer responds but Buyer and Seller are unable to reach an agreement with respect to all matters set forth in Seller’s Objection Notice within the thirty (30) day period after the receipt of Seller’s Objection Notice, then any amounts remaining in dispute (“Disputed Amounts”) will be submitted for resolution to KPMG LLP or any other impartial nationally recognized firm of independent certified public accountants, appointed by mutual agreement of Buyer and Seller (the “Independent Accountant”), who, acting as an expert and not arbitrator, shall resolve the Disputed Amounts and make any adjustments to the Closing Net Working Capital. Any adjustments shall be made without regard to materiality. The Independent Accountant’s decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Balance Sheet and the Objection Notice, respectively.

(d) The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto will agree in writing) after its engagement, and its resolution of the Disputed Amounts and adjustments to the Closing Net Working Capital will be conclusive and binding upon Buyer and Seller, and the Closing Net Working Capital, as adjusted pursuant hereto, will become the Final Net Working Capital. The fees, costs, and expenses of the Independent Accountant shall be (i) paid by Seller if the items covered in the Objection Notice are resolved in favor of Buyer, or (ii) by Buyer, if the items covered in the Objection Notice are resolved in favor of Seller. If the items covered in the Objection Notice are resolved in part in favor of Seller and in part in favor of Buyer, such fees, costs and expenses shall be allocated between Seller and Buyer in inverse proportion as Seller and Buyer may prevail on matters resolved by the Independent Accountant, which proportionate allocations shall be determined by the Independent Accountant.

(e) The Purchase Price shall be (i) increased by the amount, if any, that the Final Net Working Capital exceeds the Estimated Net Working Capital or (ii) decreased by the amount, if any, that the Estimated Net Working Capital exceeds the Final Net Working Capital (the “Post-Closing Adjustment”). After determination of the Post-Closing Adjustment, any net increase in the Purchase Price under this Section 2.5(e) is referred to as a “Purchase Price Increase” and any net decrease in the Purchase Price under this Section 2.5(e) is referred to as a “Purchase Price Decrease.” To the extent there is a Purchase Price Increase, Buyer shall pay to Seller an amount equal to the Purchase Price Increase. To the extent that there is a Purchase Price Decrease, Seller shall pay Buyer an amount equal to the Purchase Price Decrease.

(f) Payment of the Purchase Price Increase or Purchase Price Decrease, as the case may be, shall (i) be due (x) within five (5) Business Days of acceptance of the Closing Balance Sheet as provided in Section 2.5(b) above or (y) if Seller delivers an Objection Notice as provided in Section 2.5(b) above, then within five (5) Business Days of the resolution described in this Section 2.5; and (ii) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. If Buyer or Seller, as the case may be, fails to timely make such payment, such failure shall constitute a material breach of this Agreement.

2.6 Allocation of Purchase Price.

The Purchase Price (including any Post-Closing Adjustment) shall be allocated among the Acquired Assets as follows:

(a) as to the Inventory, prepaid items, and Receivables described in Sections 2.1(a), 2.1(c) and 2.1(l), respectively, an amount equal in each case to the book value thereof on the Closing Date;

(b) as to the real property described in Section 2.1(b), an amount equal to the total actual value thereof as set forth in the applicable 2013 British Columbia assessment notice, with an amount equal to the adjusted cost base of the land allocated to the land and the remaining amount allocated to the building and improvements;

(c) as to the machinery, equipment and other personal property described in Section 2.1(d), an amount equal to the book value thereof on the Closing Date;

(d) as to the Contracts, Intellectual Property, files and records, Permits, Purchase Orders, and guarantees described in Sections 2.1(e), 2.1(f), 2.1(g), 2.1(i), 2.1(j) and 2.1(k), respectively, and to all other Acquired Assets not specifically included in Sections 2.1(a) to 2.1(l), an amount in aggregate equal to $100, and

(e) as to the goodwill described in Section 2.1(h), an amount equal to the Purchase Price less all amounts allocated under Sections 2.6(a) to 2.6(d).

Buyer and Seller agree to act in accordance with the agreed allocations in all Tax Returns for all federal or provincial income tax purposes, as applicable. Buyer and Seller agree not to take a position before any authority charged with the collection of any Taxes or in any judicial proceeding that is in any manner inconsistent with the terms of such allocation. In the event that any authority disputes the allocation, the party receiving notice of the dispute shall promptly notify the other party concerning resolution of the dispute.

2.7 Receivables Tax Election

Buyer and Seller shall jointly execute an election under section 22 of the Income Tax Act, and the corresponding provisions of any applicable provincial legislation, with respect to the sale of the Receivables and shall designate therein the portion of the Purchase Price allocated to such Receivables as the consideration paid by Buyer for the Receivables. Buyer and Seller shall each file such elections forthwith after the execution thereof (and, in any event, with their respective Tax Returns for the taxation year in which the Closing occurs).

2.8 Election re: Restrictive Covenant

Buyer and Seller shall jointly execute in prescribed form an election under paragraph 56.4(7)(g) of the Income Tax Act (Canada), if available in accordance with applicable law, with respect to the covenants given by Seller under Section 6.1 of this Agreement. Seller shall file such election, along with a copy of this agreement, on or before Seller’s filing due date for the taxation year of Seller that includes the Closing Date.

ARTICLE 3

Closing; Deliveries of the Parties at Closing

3.1 The Closing.

The consummation of the transactions provided for in this Agreement (the “Closing”), which shall be deemed to occur at the close of business on the Closing Date, shall take place at the offices of McMillan LLP, Royal Centre, 1055 W. Georgia Street, Suite 1500, Vancouver, British Columbia, V6E 4N7, on the second Business Day following the date on which the last to be fulfilled or waived of the conditions set forth in Section 3.2 of this Agreement shall be satisfied or waived in accordance with this Agreement (other than those conditions set forth in Sections 3.2(a)through 3.2(e) and Section 3.2(h), which by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), provided that if such date occurs prior to January 7, 2014 then the Closing will occur on January 9, 2014, or at such other place and/or on such other date as the parties may agree. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

3.2 Conditions Precedent to Obligation of Buyer.

The obligation of Buyer to proceed with the Closing is expressly subject to the fulfillment prior to or at Closing of the conditions precedent set forth in this Section 3.2. Any one or more of these conditions precedent may be waived, in whole or in part, in writing by Buyer at Buyer’s sole option.

(a) Representations and Warranties. The representations and warranties of Seller contained in Article 4 shall be, individually and collectively, true and correct (in the case of any representation or warranty containing any materiality qualification) or true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) (i) at and as of the date of this Agreement and (ii) on and as of the Closing Date as if made on the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation or warranty need only be true and correct on the date or during the range of dates so specified).

(b) Agreements. Seller shall have performed in all material respects all of the agreements and complied with all of the provisions required by this Agreement to be performed or complied with by Seller at or before the Closing Date.

(c) Litigation. Neither Seller nor Buyer shall be (i) subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated by this Agreement or (ii) have received written notice from any Governmental Entity of its intention to institute any action or proceeding seeking to restrain, enjoin, or nullify this Agreement or the transactions contemplated hereby. Neither Seller nor Buyer shall have received any claim by any Person (written or oral) asserting that any Person other than Seller (x) is the owner of the Acquired Assets, (y) has any Lien on the Acquired Assets (other than Liens disclosed in Schedule 4.10(a)(i)), or (z) is entitled to all or any portion of the Purchase Price.

(d) No Material Adverse Effect. Between the date of this Agreement and the Closing Date, no event or events shall have occurred which, individually or in the aggregate, has had or is reasonably likely to result in a Seller Material Adverse Effect.

(e) Closing Certificate. An authorized officer of Seller shall have delivered a certificate, dated as of the Closing Date, in a form satisfactory to Buyer, certifying to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this Section 3.2. The contents of that certificate shall constitute a representation and warranty of Seller as of the Closing Date and shall be deemed fully incorporated into this Agreement.

(f) Required Authorizations. Seller and Buyer shall have received each of the Consents identified on Schedule 3.2(f).

(g) Business Employees. Wade Greenall shall have entered into a consulting agreement in the form of Exhibit E hereto, between Buyer and Wade Greenall (the “Consulting Agreement”), and the following employees shall have accepted an offer of employment by Buyer: Patrick Sullivan, Anita Starbuck, Larry Fine, Sherry Surgeson, Darcy Klages, and Amanda Pigeon.

(h) Closing Documents. Buyer shall have received the agreements and other items referred to in Section 3.6. All certificates and other documents delivered by Seller to Buyer under this Agreement shall be in form and substance satisfactory to Buyer, acting reasonably.

3.3 Conditions Precedent to Obligation of Seller.

The obligation of Seller to proceed with the Closing is expressly subject to the fulfillment prior to or at Closing of the conditions precedent set forth in this Section 3.3. Any one or more of these conditions may be waived, in whole or in part, in writing by Seller at the sole option of Seller.

(a) Representations and Warranties. The representations and warranties of each of Buyer and Parent contained in Article 5 shall be, individually and collectively, true and correct (in the case of any representation or warranty containing any materiality qualification) or true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) (i) at and as of the date of this Agreement, and (ii) on and as of the Closing Date as if made on the Closing Date.

(b) Agreements. Buyer shall have performed in all material respects all of the agreements and complied with all of the provisions required by this Agreement to be performed or complied with by Buyer at or before the Closing Date.

(c) Litigation. Neither Seller nor Buyer shall (i) be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated by this Agreement, or (ii) have received written notice from any Governmental Entity of its intention to institute any action or proceeding seeking to restrain, enjoin, or nullify this Agreement or the transactions contemplated hereby.

(d) Closing Certificate. An authorized officer of Buyer and Parent shall have delivered a certificate, dated as of the Closing Date, in a form satisfactory to Seller, certifying to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this Section 3.3. The contents of that certificate shall constitute a representation and warranty of Buyer and Parent as of the Closing Date and shall be deemed fully incorporated into this Agreement.

(e) Closing Documents. Seller shall have received the agreements and other items referred to in Section 3.7. All certificates and other documents delivered by Buyer to Seller under this Agreement shall be in form and substance satisfactory to Seller, acting reasonably.

3.4 Seller Covenants.

Seller covenants and agrees as follows:

(a) Pre-Closing Conduct of Business. Between the date of this Agreement and the Closing Date, (i) Seller will operate the Business and perform its obligations under all Contracts relating to the Business in the usual and ordinary course of business and in accordance with existing policies and past practices, except as expressly contemplated by this Agreement and (ii) Seller shall not, without the prior written consent of Buyer, take any action that if taken prior to the date of this Agreement would be required to be set forth on Schedule 4.7.

(b) Business and Goodwill. Prior to the Closing Date, Seller shall use its reasonable best efforts to preserve intact the Business, to preserve and maintain Seller’s goodwill and business relationships with customers, suppliers, employees and others having business relations with it with respect to the Business, and to maintain in full force and effect and to protect and enforce, each in accordance with past practices, all Permits and Intellectual Property rights of Seller related to the Business.

(c) Insurance. Seller shall, to the best of its ability, maintain or cause to be maintained, in full force and effect, through the Closing, all of the insurance policies of or covering Seller, the Business, the Acquired Assets and the employees of the Business in effect on the date hereof, unless replaced by substantially comparable coverage. Seller shall promptly advise Buyer in writing of any fire, accident, or other casualty or loss occurring on or before the Closing which individually or in the aggregate adversely affects the value of the Acquired Assets in an amount in excess of CAD$100,000.

(d) Exclusive Dealing. From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the date this Agreement is terminated in accordance with Section 3.15 (the “Exclusivity Period”), Seller will not, and will not authorize or permit its Representatives to, (A) solicit, initiate discussions, engage in or encourage discussions or negotiations with, or enter into any agreement, including any non-disclosure agreement, with, any Person relating to or in connection with the possible acquisition or disposition of the Business or the Acquired Assets (an “Acquisition Proposal”); or (B) disclose any non-public information relating to the Business or the Acquired Assets or afford access to the properties, books, or records of the Business or the Acquired Assets (other than to Buyer or any of its Representatives) in connection with an Acquisition Proposal. Throughout the Exclusivity Period, upon its receipt of any Acquisition Proposal or any request for non-public information or inquiry that Seller reasonably believes could lead to an Acquisition Proposal, Seller will, and will cause its Representatives to, immediately terminate, suspend, or otherwise discontinue any and all discussions or other negotiations with respect to such offer or proposal.

(e) Access to Facilities, Files, and Records. At the reasonable request of Buyer and upon reasonable advance notice, Seller will, during normal business hours, give or cause to be given to the Representatives of Buyer (i) full access to the Facility, management personnel, property, accounts, books, deeds, title papers, insurance policies, licenses, agreements, contracts, commitments, logs, records and files of every character, related to the equipment, machinery, fixtures, furniture, vehicles and notes and accounts payable and receivable, and (ii) all such other information as Buyer may reasonably request, all as it relates to the Business; provided, however, that Seller shall not be required to permit such access or provide such information to the extent it unreasonably interferes with the operation of the Business by Seller. Buyer shall keep confidential, and use reasonable efforts to cause its Affiliates and each of their respective Representatives to keep confidential all information that is disclosed to Buyer in connection with this Agreement, except:

(i) as required by any applicable laws or administrative process (to the extent so required, in which case Buyer shall promptly notify Seller and give Seller an opportunity to oppose the disclosure) or by any securities exchange commission, stock exchange or other Governmental Entity having jurisdiction;

(ii) for information that is publicly available or becomes publicly available other than as a result of a breach of this Section; or

(iii) as reasonably necessary in connection with any claim for indemnification by Buyer under this Agreement against Seller or any claim for indemnification by Seller against Buyer Indemnifying Party or Buyer’s pursuit of remedies against any third party with respect to any such claim.

(f) Notice of Proceedings. Seller will promptly notify Buyer telephonically and in writing upon Seller (i) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or (ii) receiving any notice from any Governmental Entity of its intention (A) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (B) to nullify or render ineffective this Agreement or such transactions if consummated.

3.5 Buyer Covenants.

Buyer covenants and agrees to promptly notify Seller telephonically and in writing upon Buyer (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder or (b) receiving any notice from any Governmental Entity of its intention (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.

3.6 Deliveries at the Closing by Seller.

At the Closing, Seller shall deliver to Buyer:

(a) a Bill of Sale in substantially the form of Exhibit C attached hereto (the “Bill of Sale”), executed by Seller;

(b) the Assignment and Assumption Agreement, executed by Seller;

(c) the Escrow Agreement, executed by Seller;

(d) the Transition Services Agreement between Seller and Buyer, in substantially the form of Exhibit D attached hereto (the “Transition Services Agreement”), executed by Seller;

(e) the joint tax election referred to in Section 2.7, executed by Seller;

(f) the joint tax election referred to in Section 2.8, executed by Seller;

(g) certified copies of resolutions, duly adopted by the Board of Directors of Seller, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby;

(h) the certificate of an authorized officer of Seller described in Section 3.2(e);

(i) a certificate of compliance from Industry Canada as to Seller’s compliance under the Canada Business Corporations Act dated no more than three (3) Business Days prior to the Closing Date;

(j) all termination statements and releases necessary or appropriate to terminate, release, and discharge any Liens (other than Permitted Liens) on or affecting the Acquired Assets;

(k) certificates of title to all motor vehicles included in the Acquired Assets, duly endorsed for transfer to Buyer as of the Closing Date;

(l) with respect to the Facility, a Form A – Transfer, executed by Seller and in proper form for filing with the Land Title Office;

(m) the election referenced in Section 3.9, executed by Seller;

(n) the tax clearance certificate described in Section 3.13; and

(o) such other documents or instruments as Buyer or its counsel may request that are reasonably required to be delivered by Seller at or prior to Closing pursuant to this Agreement or otherwise required in connection herewith (such items referred to in clauses 3.6(a) through 3.6(o), together with this Agreement are collectively referred to as the “Seller Transaction Documents”).

3.7 Deliveries at the Closing by Buyer.

At the Closing, Buyer shall pay the Closing Purchase Amount to Seller and deliver to Seller (and Parent guarantees payment at the Closing of the Closing Purchase Amount to Seller):

(a) the Assignment and Assumption Agreement, executed by Buyer;

(b) the Escrow Agreement, executed by Buyer and the Escrow Agent;

(c) the Transition Services Agreement, executed by Buyer;

(d) the joint tax election referred to in Section 2.7, executed by Buyer;

(e) the joint tax election referenced in Section 2.8 executed by Buyer;

(f) the certificate of an authorized officer of Buyer described in Section 3.3(d);

(g) certified copies of resolutions, duly adopted by the Board of Directors of Buyer, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby;

(h) a certificate from the British Columbia Registrar of Companies as to Buyer’s good standing, dated no more than three (3) Business Days prior to the Closing Date;

(i) the election referenced in Section 3.9, executed by Buyer; and

(j) such other documents or instruments as Seller or its counsel may request that are reasonably required to be delivered by Buyer at Closing pursuant to this Agreement or otherwise required in connection herewith (such items referred to in clauses 3.7(a) through 3.7(j), together with this Agreement are collectively referred to as the “Buyer Transaction Documents”).

3.8 Passage of Title.

Title to all Acquired Assets shall pass from Seller to Buyer at Closing, subject to the terms and conditions of this Agreement.

3.9 Transfer Taxes, Etc.

Buyer shall pay all transfer, documentary, sales, use, registration and other such Taxes and the related fees (including tax payable under the PSTA, tax payable under the ETA and property transfer tax) required to be paid in connection with the sale and purchase of the Business and the Acquired Assets pursuant to this Agreement. Buyer will deliver to Seller, and Seller will collect from Buyer, the amounts of any such Taxes that are to be collected by Seller under applicable laws and Seller will remit such amounts to the applicable Governmental Entity, and where applicable laws require Buyer to pay such Taxes directly to a Governmental Entity in connection with the registration of the transfer of any of the Acquired Assets Buyer will pay such Taxes as required by such applicable law. The parties shall cooperate in timely preparing and filing all Tax Returns as may be required to comply with the provisions of any applicable Tax laws relating to such Taxes. Seller shall cooperate with Buyer to minimize, to the extent permitted by law, the amount of any such Taxes and fees imposed with respect to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, (a) the parties will, subject to the provisions of and to the extent permitted by the ETA, jointly elect under subsection 167(1) of the ETA so that no liability for GST under the ETA will be payable in respect of the purchase and sale contemplated by this Agreement, and (b) the parties will, subject to the provisions of the PSTA, cooperate to identify, in a timely manner before the Closing Date, all production machinery and equipment comprising part of the Acquired Assets and cooperate to claim the applicable production machinery and equipment exemption under the PSTA to the maximum extent possible under the PSTA.

3.10 Right to Contest.

The assumption and agreement by Buyer to pay, perform, and discharge the Assumed Liabilities shall not prohibit Buyer from contesting with a third party, in good faith and at the expense of Buyer, the amount, validity, or enforceability of any thereof.

3.11 Non-assignable Contracts.

To the extent that the assignment by Seller of any Contract or Permit included in the Acquired Assets to be assigned to Buyer pursuant to this Agreement requires Consent of any other party, and such Consent has not been, or cannot be, obtained at the time of the Closing, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach or violation thereof or would in any way adversely affect the rights of Seller (or Buyer, as assignee) thereunder. If any such Consent is required but not obtained on the Closing Date, and provided that Buyer consents in its sole and absolute discretion, Seller shall, in such case, continue to deal with the other contracting party or parties (or, with respect to Permits, Governmental Entity), with the benefits of such Contract or Permit after the Closing Date accruing to the benefit of Buyer. With respect to Contracts, Seller shall hold all moneys received thereunder for the benefit of Buyer and shall pay the same to Buyer when received. Buyer shall provide Seller with such assistance, including, but not limited to, providing the appropriate staff and assets, reasonably required by Seller in order to so continue to deal with the other contracting party or parties or Governmental Entities, as applicable. Buyer shall provide such assistance to Seller without charge to Seller; provided that, to the extent that any third party requests or requires any payment in connection with any Consent in connection with the assignment of any Contract to be assigned to Buyer pursuant to this Agreement, Seller shall be responsible for such payment. Nothing in this Section 3.11 shall be deemed a waiver by Buyer of its right to receive an effective assignment of the Acquired Assets on the Closing Date, nor shall this Section 3.11 be deemed to constitute an agreement to exclude from the Acquired Assets any Contract or Permit included in the Acquired Assets that is described in this Section 3.11.

3.12 Casualty Damage.

Notwithstanding anything else in this Agreement to the contrary, if, prior to Closing, the Acquired Assets (or any portion thereof) are damaged by fire or any other cause, the reasonable estimate of the immediate repair of which would cost more than CAD$100,000, Buyer may, at its option, which may be exercised by written notice given to Seller within ten (10) Business Days after Buyer’s receipt of notice of such loss, declare this Agreement null and void, or Buyer may close subject to (a) reduction of the Purchase Price by the amount of any applicable insurance deductible which shall be paid by Buyer and (b) assignment to Buyer of the proceeds from any insurance carried by Seller covering such loss. If, prior to Closing, the Acquired Assets (or any portion thereof) are damaged by fire or any other cause, the reasonable estimate of the repair of which would cost CAD$100,000 or less, such event shall not excuse Buyer from its obligations under this Agreement, but the Purchase Price shall be reduced by an amount equal to the amount of such loss in excess of any insurance proceeds actually received by Buyer in connection with such loss.

3.13 Certificates of Tax Authorities.

On or before the Closing Date, Seller shall provide to Buyer a clearance certificate issued by the Ministry of Finance of British Columbia under Section 187 of the Provincial Sales Tax Act (BC) (“PSTA”) attesting to the payment of all applicable taxes under the PSTA. If Seller shall fail to provide such certificate, Buyer may withhold or, where appropriate, escrow such amount as determined by the Ministry of Finance of British Columbia (or, in the absence of such determination, such amount as determined by KPMG LLP taking into account information provided by Seller), to cover such Taxes until such time as the certificate is provided.

3.14 Fulfillment of Conditions and Agreements Prior to Closing.

Each party shall use commercially reasonable efforts to satisfy all of those conditions to the obligations of the other under this Article 3 that are not beyond its reasonable control on or prior to the Closing Date. Each party shall use commercially reasonable efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable, including making or obtaining any and all Consents, to consummate and make effective the transactions contemplated by this Agreement, including making all filings required under applicable law. Notwithstanding the foregoing, Buyer shall not be required to take any action to comply with any legal requirement or agree to the imposition of any Governmental Entity order, judgment, or decree that would (a) prohibit or restrict the ownership or operation by Buyer of any portion of the Acquired Assets, (b) compel Buyer to dispose of or hold separate any portion of its assets, or (c) impose any limitation on the ability of Buyer to own or operate the Business.

3.15 Termination Prior to Closing.

(a) Events of Termination. This Agreement may be terminated in writing at any time prior to the Closing by: (i) the mutual consent of Buyer, on the one hand, and Seller on the other hand; (ii) Buyer, if any of the conditions specified in Section 3.2 shall not have been fulfilled (or if satisfaction becomes impossible) by January 31, 2014 and shall not have been waived by Buyer (unless the failure of the condition to be satisfied or the impossibility results primarily from Buyer breaching any representation, warranty, covenant or agreement contained in this Agreement); (iii) Seller, if any of the conditions specified in Section 3.3 shall not have been fulfilled (or if satisfaction becomes impossible) by January 31, 2014 and shall not have been waived by Seller unless the failure of the condition to be satisfied or the impossibility results primarily from Seller breaching any representation, warranty, covenant or agreement contained in this Agreement); (iv) Buyer, if a material breach of any provision of this Agreement has been committed by Seller and such breach has not been cured within 30 days of receipt by Seller of notice of such breach or waived by Buyer; and (v) Seller, if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been cured within 30 days of receipt by Buyer of notice of such breach or waived by Seller.

(b) Consequences of Termination. If this Agreement is terminated by mutual consent of Seller and Buyer, no party hereto shall have any obligation to any other party as a result of that termination. If any party terminates this Agreement for any other reason described in Section 3.15(a), Buyer, on the one hand, and Seller, on the other hand, shall be liable to the other for any material breach of this Agreement by such party which breach led to such termination. Each party shall also be entitled to any other remedy to which it may be entitled at law or in equity, including injunctive relief and specific performance, in the event of a termination of this Agreement. If the Closing does not occur on or before January 31, 2014, and no party’s material breach of this Agreement was the cause of the failure to close by that date, then no party shall have any liability to the other party under this Agreement, and this Agreement shall terminate. All rights and obligations of the parties set forth in Article 7 and Sections 8.1, 8.4, 8.5, and 8.12 shall survive termination of this Agreement.

3.16 Waiver of Site Profile.

Buyer waives any requirement under the Environmental Management Act (British Columbia) or any replacement legislation for Seller to provide a site profile for the Facility.

3.17 Vehicle Registration.

Upon Closing, Seller and Buyer shall take all actions necessary to transfer the registration of all registered vehicles of Seller included in the Acquired Assets to Buyer’s name. Buyer will indemnify and hold harmless Seller for any liabilities arising out of any use of the vehicles prior to the transfer of the registration or Buyer’s failure to transfer the registration of the vehicles to Buyer’s name.

3.18 Water Act Permits.

Prior to the Closing, Seller will apply for new Permits under the Water Act or amendments to Seller’s existing Permit under the Water Act required to carry on the Business in the manner currently carried on by Seller, and, after the Closing, Buyer will continue those applications or submit new applications for such Permits or amendments, as applicable.

ARTICLE 4

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer as follows:

4.1 Corporate Status; Authority.

Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Seller is duly qualified and in good standing to do business as a corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, have not had and will not have or be reasonably expected to have a material adverse effect (a) on the condition (financial or otherwise), liabilities, prospects, properties, assets, or results of operations of the Business, taken as a whole, or (b) on the ability of Seller to perform its obligations under or to consummate the transactions contemplated by this Agreement (a “Seller Material Adverse Effect”). Seller has all requisite corporate power to carry on the Business as it is now being conducted, to own and operate the Business, and to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

4.2 Corporate Action; Authority; Execution.

All corporate, individual, and stockholder actions and proceedings necessary to be taken by or on the part of Seller in connection with the transactions contemplated by this Agreement and the Seller Transaction Documents have been duly and validly taken, and this Agreement has been duly and validly authorized, executed, and delivered by Seller and constitutes, and each of the other Seller Transaction Documents, as applicable, will be duly and validly authorized, executed, and delivered by Seller and will constitute, the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with and subject to its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.

4.3 No Conflicts.

Except as disclosed in Schedule 4.3, neither the execution, delivery, and performance by Seller of the Seller Transaction Documents nor the consummation by Seller of the transactions contemplated thereby is an event that, by itself or with the giving of notice or the passage of time or both, will (a) conflict with the organizational documents of Seller, as the same may have been amended from time to time, (b) constitute a violation of, or conflict with, or result in any breach of or any default under, or constitute grounds for termination or acceleration of, any license, mortgage, indenture, lease, Contract (including the Assumed Contracts), agreement or instrument to which Seller is a party or by which it is bound or result in the creation of any Lien (other than a Permitted Lien) upon any of the Acquired Assets, (c) violate (i) any judgment, decree, or order or (ii) any statute, rule, or regulation, in each such case, applicable to Seller or the Business, or (d) require Seller to obtain any Consent of any Person. Except as disclosed in Schedule 4.3, the execution, delivery, and performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby, requires no action by or in respect of, or filing with, any Governmental Entity.

4.4 Equity Interests/Subsidiaries.

The Acquired Assets do not include, directly or indirectly, any capital stock of or other equity interests in any corporation, partnership, limited liability company, limited liability partnership or other Person, and Seller, on behalf of or with respect to the Business, is not a member of or participant in any partnership, joint venture, limited liability company, limited liability partnership or similar Person.

4.5 Books and Records.

The books, records, accounts and related records of Seller maintained with respect to the Business, as previously made available to Buyer and/or its Representatives, accurately and fairly present the actual, bona fide transactions and the Acquired Assets and liabilities of Seller with respect to the Business and have been maintained in accordance with sound business practices, including the maintenance of adequate internal controls. Seller has not engaged in any transaction with respect to the Business or used any of the funds of Seller in the conduct of the Business except for transactions and funds which have been and are reflected in the normally maintained books and records of the Business.

4.6 Financial Statements.

(a) Seller has delivered to Buyer true, correct and complete copies of the following financial statements: (a) the balance sheet as of, and related statements of income for the fiscal years ended on, December 31, 2011 and 2012, in each case with respect to the Business, and (b) the balance sheet as at September 30, 2013 (the “Reference Balance Sheet” and the date of such Reference Balance Sheet, the “Reference Balance Sheet Date”) and the related statement of income with respect to the Business for the period then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared based on the books and records of Seller, which books and records are complete and accurately reflect all transactions involving the Business. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except for absence of footnote disclosure) and fairly present in all material respects the financial position of Seller with respect to the Business as of the dates and the results of operations of the Business for the periods specified. The Estimated Closing Statement, when delivered, shall accurately reflect Seller’s good-faith estimate of the Estimated Net Working Capital, as required by Section 2.4(c).

(b) Seller has no material liabilities or obligations (whether pursuant to a Contract or otherwise) of any kind whatsoever with respect to the Business (whether accrued, contingent, absolute, determined, determinable or otherwise) except: (i) those reflected or reserved against on the Reference Balance Sheet, (ii) those of the same nature as those set forth on the Reference Balance Sheet that have arisen in the ordinary course of business of Seller thereafter, and (iii) those arising under the Benefit Plans (the “Post-Balance Sheet Liabilities”). All Post-Balance Sheet Liabilities are consistent in amount and character with past practice and experience. No Post-Balance Sheet Liability has had or could reasonably be expected to have a Seller Material Adverse Effect.

4.7 Absence of Certain Changes or Events.

Since the Reference Balance Sheet Date, Seller has used its reasonable best efforts consistent with past practice to preserve the Business and Seller’s relationships with customers, suppliers, lenders, creditors, employees, licensors, licensees, distributors and others with whom the Business has a business or financial relationship, and, as of the date hereof, no such Person or group of Persons having a business or financial relationship with the Business has informed any employee of Seller that such Person intends to change or discontinue such relationship. Since the Reference Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practice (including with respect to the collection of Receivables, payment of payables and other liabilities, advertising activities, sales practices (including promotions, discounts and concessions), capital expenditures and inventory levels, and contributions to or accruals to or in respect of Benefit Plans (as defined herein)). Since the Reference Balance Sheet Date there has not occurred with respect to the Business:

(a) any event, occurrence, or development which, individually or in the aggregate, has had a Seller Material Adverse Effect or, the knowledge of Seller, any event, occurrence, or development which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect;

(b) any damage (other than ordinary wear and tear), destruction or loss not fully covered by insurance;

(c) any sale or other disposition of, or Lien upon any Acquired Assets, except (i) sales of assets of the Business made in the ordinary course of business and in manner consistent with past practice and (ii) dispositions of obsolete or worthless assets of the Business;

(d) any increase in the wage, salary, commission or other compensation (other than routine increase granted in the ordinary course of business and consistent with past practice) payable or to become payable by Seller to any of the employees of the Business, or any change in existing, or creating of any new, insurance or other plan under which Seller provides benefits to such employees;

(e) any release or waiver by Seller of any claim or right with respect to the Business;

(f) any violation, termination or amendment of any Material Contract;

(g) any purchase, lease, license or other acquisition of any assets used in the Business, except in the ordinary course of business consistent with past practice;

(h) any revaluation by Seller of any of Seller’s assets with respect to the Business, including any writing down of the value of Inventory;

(i) any failure to replenish the Business’s inventories and supplies in the normal and customary manner in the ordinary course of business consistent with past practice, any failure to pay the Business’s creditors or to collect debt or obligations owed to the Business, or any change in selling or pricing practices of the Business inconsistent with prior practice; or

(j) any contract or agreement to take any of the actions described in clauses (a) through (i) above.

4.8 Licenses, Permits and, Authorizations.

Schedule 4.8 lists and describes all Permits that are currently held by Seller, which, except as disclosed in Schedule 4.8, are all the Permits required for the conduct of the Business. Such Permits are not subject to any restrictions or conditions that would limit the operation of the Business, and, except as disclosed in Schedule 4.8, there are no applications by Seller or complaints by others pending or threatened before any Governmental Entity relating to any Permits or authorizations involving the Acquired Assets, the Business or, to the extent it relates to the Acquired Assets or the Business, Seller.

4.9 Assets Used in the Business.

Except as disclosed in Schedule 4.9, the Acquired Assets constitute all of the assets or property used or held for use in the Business necessary to conduct the Business as the same is now being conducted in all respects.

4.10 Acquired Assets.

(a) Seller has good and valid title to all Acquired Assets, except those sold or otherwise disposed of in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case, free and clear of all Liens of any kind except (i) such as are set forth on Schedule 4.10(a)(i), (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, (iii) inchoate and unasserted Liens for Taxes, assessments, governmental charges or claims that are not yet delinquent and that will not attach to the Acquired Assets or the Business as of the Closing, and in respect of which Buyer will not be or become liable, and (iv) the reservations, exceptions, limitations, provisos and conditions in any original grants from the Crown of any of the real property included in the Acquired Assets and statutory exceptions to title (such Liens, encumbrances and imperfections of title described in clauses (i), (ii), (iii) and (iv) are hereinafter referred to collectively as “Permitted Liens”). Schedule 4.10(a) sets forth a list of all personal property owned by Seller and used or held for use in connection with the Business having a book value in excess of $50,000.

(b) All the tangible Acquired Assets required for the operation of the Business listed in Schedule 4.10(b) are in good working condition, except as disclosed in Schedule 4.10(b). All leased personal property used or held for use in the Business is in all respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof.

4.11 Real Property.

(a) Except for the Facility and except as disclosed in Schedule 4.11(a), there is no other real property currently owned, occupied, used or leased by Seller with respect to the Business. Schedule 4.11(a) identifies the correct legal description of the Facility. Schedule 4.11(a) separately identifies all real property previously owned, used or leased by Seller or in which Seller had an interest with respect to the Business.

(b) Seller is the owner of and has good, marketable and exclusive legal and beneficial fee simple title to the Facility, free and clear of all Liens, other than Permitted Liens. There exists no outstanding option, right of first refusal or other contractual right to purchase, sell, assign or dispose of the Facility. No part of the Facility is encumbered by any lease or license, oral or written, and there are no parties in possession of any part of the Facility (including any of the buildings, structures and improvements thereon).

(c) All structures and other improvements on the Facility are within the lot lines and do not encroach on the properties of any other person. Except as disclosed in Schedule 4.11(c),

the current use and operation of the Facility materially conforms to all applicable building, zoning, safety and subdivision control laws, and other laws and all restrictive covenants and restrictions and conditions affecting title without resort to any legal principle of legal non-conforming use or similar concept. Seller has not received any written or oral notice of assessments for public improvements against the Facility or any written or oral notice or order by any Governmental Entity, insurance company or board of fire underwriters or other body exercising similar functions that: (i) relates to violations of building, safety or fire codes, by-laws, ordinances or regulations; (ii) claims any defect or deficiency with respect to the contents of or any other aspects of the Facility; or (iii) requests the performance of any repairs, alterations or other work to or in the Facility or in any streets bounding the Facility. There is no pending or, to the knowledge of Seller, threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Facility. All public utilities (including gas, electric, and telephone utilities) required to operate the Facility are available to the Facility. The Facility has access to a public road. Except as disclosed in Schedule 4.11(c), Seller has all business occupancy licenses, permits and other Permits necessary for current use and operation of the Facility.

(d) Except as disclosed in Schedule 4.11(d): (i) Seller has received no notice from the Agricultural Land Commission with respect to its use of the Facility, any alleged or actual contravention under the Agricultural Land Commission Act and the regulations thereto (the “ALC Act”) or the consent granted by the Agricultural Land Commission, known as Resolution #713/83, dated May 10, 1983, with respect to the operation of the Facility and the Business thereon (the “ALC Consent”) related to its operation of the Facility, or any revocation, modification or amendment to the terms of the ALC Consent, and (ii) Seller has made no application to the Agricultural Land Commission with respect to the Facility other than the application resulting in the ALC Consent.

(e) Except as disclosed in Schedule 4.11(e): (i) Seller has received no notice from the Archeology Branch of the Ministry of Forests, Lands and Natural Resource Operations with respect to the archaeological site designation on the Facility, any alleged or actual contravention under the Heritage Conservation Act and the regulations thereto (the “HCA”) related to its operation of the Facility, or any changes required to the Facility or the Business currently operated thereon pursuant to the HCA.

4.12 Inventory.

(a) The Inventory is valued on the books and records of Seller at the lower of cost or market. All of the finished goods Inventory is in good, merchantable, and usable condition and is salable in the ordinary course of business within a reasonable period of time and at normal profit margins. All of the raw materials and work-in-progress Inventory of Seller can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time. Except as disclosed in Schedule 4.12, none of the Inventory is obsolete, slow-moving, has been consigned to others or is on consignment from others.

(b) All ties included in the Inventory, other than ties categorized by Seller in the Inventory as softwood export ties, that are ready for sale are properly categorized in accordance with the Railway Tie Association Grading Specifications and non-processed or green ties will be of similar grade distribution.

4.13 Intellectual Property.

(a) Seller has all rights to the Intellectual Property necessary in connection with the Business as it is presently being conducted without payment to any other person, and the consummation of the transactions contemplated hereby will not conflict with, alter, or impair any such rights. Except as disclosed Schedule 4.13(a) the Intellectual Property is all the intellectual property necessary for the operation of the Business.

(b) Seller has not granted any licenses or contractual rights relating to the Intellectual Property included in the Acquired Assets, and Seller is not bound by or a party to any Contracts of any kind relating to the Intellectual Property included in the Acquired Assets of any other Person, except for agreements relating to computer software licensed to Seller in the ordinary course of business consistent with past practice. Seller warrants that all Intellectual Property listed on Schedule 4.13(a) is free and clear of the claims of others and of all Liens whatsoever other than those listed in Schedule 4.10(a)(i). To the knowledge of Seller, the conduct of the Business as it is presently being conducted does not violate, conflict with or infringe the intellectual property of any other Person. No claims are pending or, to the knowledge of Seller, threatened against Seller by any Person with respect to the ownership, validity, enforceability, effectiveness or use of any of the Intellectual Property and Seller has not received any communications alleging that Seller has violated any rights relating to the intellectual property of any Person in relation to the Business or the Acquired Assets.

4.14 Labor and Employee Benefit Matters.

(a) Except as disclosed in Schedule 4.14(a), Seller has no Contracts of employment with any employee of the Business, Seller is not a party to or subject to any collective bargaining agreements with respect to the Business and there are no strikes, collective bargaining disputes, work stoppages, boycotts, or picketing activities pending or, to the knowledge of Seller, threatened against Seller with respect to the Business. Set forth on Schedule 4.14(a) is a true and complete list of all employees of the Business as of the Closing Date, in each case with their job titles, age, length of service, benefits, bonus entitlement, and compensation. Schedule 4.14(a) also identifies any employee who is on leave of absence together with the reason for such employee’s leave and such employee’s expected date of return to work. Schedule 4.14(a) also identifies any employees who, have stated that they will resign or retire or cease to provide work or services as a result of the sale of the Acquired Assets to Buyer. Seller has materially complied with, and is in material compliance with, all federal, provincial and local laws, rules and regulations with respect to employment, employment or labor standards, terms and conditions of employment, wages and hours, workplace health and safety, collective bargaining, employment discrimination, sexual harassment, worker’s compensation or workplace safety and insurance, human rights, occupational health and safety, and the payment or withholding of employment or unemployment insurance, Canada Pension Plan and other Taxes, and there are no actions, suits, charges, complaints, grievances, proceedings, investigations or audits pending or, to the knowledge of Seller, threatened against Seller with respect to the Business in connection therewith.

(b) Since the year ended December 31, 2012, no payments have been made or authorized to employees, contractors, consultants or agents of the Business except at regular rates of remuneration and in the ordinary course of business. There are no outstanding loans or advances made or granted by Seller to any employee, contractor, consultant or agent of the Business, except for travel advances made to employees in the ordinary course of business.

(c) Schedule 4.14(c) contains a true, correct and complete list of each pension, profit-sharing, savings, retirement, severance pay, termination and severance, incentive compensation, deferred compensation, bonus, share purchase, share option, share appreciation, phantom share or other equity-based compensation, vacation, sick leave, disability, death benefit, group insurance, health, welfare, hospitalization, medical, dental, life (including all individual life insurance policies with respect to the Business to which Seller is the owner, the beneficiary or both), employee loan, educational assistance or fringe plan, program, policy, practice, contract or arrangement, whether written or oral, formal or informal, funded or unfunded, insured or self-insured, registered or unregistered, and any other employee benefit plan, program, policy, practice, agreement, or arrangement (including any funding mechanism therefor now in effect), general policy, procedure and work-related rules in effect with respect to the employees, whether written or oral, including policies relating to holiday, sick leave, vacation, overtime, disability and death benefits, automobile allowances and rights to company-provided automobiles and expense reimbursements (i) under which any current employee, consultant or independent contractor of the Business has any present or future right to benefits, (ii) that is maintained, sponsored or contributed to by Seller with respect to the Business, or which Seller has any obligation to maintain, sponsor or contribute to with respect to the Business, or (iii) with respect to which Seller has any direct or indirect liability, whether contingent or otherwise, in connection with the Business (each, a “Benefit Plan”), other than benefit plans that Seller is required by statute to participate in respect of an employee or any beneficiary or dependent thereof, including the Canada Pension Plan and plans established pursuant to applicable health, Tax, workplace safety insurance, workers’ compensation and employment insurance legislation.

(d) Seller has provided to Buyer with respect to each applicable Benefit Plan true, correct and complete copies of all the Benefit Plans as amended, together with the current summary plan descriptions, provided to employees of the Business. Except as disclosed in Schedule 4.14(d), no changes have occurred or, other than the transactions contemplated in this Agreement, are expected to occur which would materially affect the information contained in the summary plan descriptions provided to Buyer pursuant to this provision.

(e) Seller has made all contributions and paid all premiums in respect of the Benefit Plans listed in Schedule 4.14(e) in a timely fashion in accordance with the terms of each Benefit Plan and applicable laws. Seller has paid in full all contributions and premiums in respect of each Benefit Plan listed in Schedule 4.14(e) for the period up to the Closing Date or has made full and adequate disclosure of and provision for such contributions and premiums in its books and records, and the amount of such contributions and premiums as of the Closing Date shall be set forth on the Estimated Closing Statement.

(f) There has been no additional periodic actuarial valuations by the Trustees under the Interior Lumbermen’s Pension Plan (the “ILPP”) that require additional contributions to the ILPP. Seller has no current liability, contingent or otherwise, in relation to the ILPP, including but not limited to any funding deficit. To the knowledge of Seller the ILPP has been registered, funded, invested and administered in accordance with the terms of the ILPP and the documents that support the ILPP and material compliance with all applicable laws.

4.15 Litigation.

Schedule 4.15 sets forth an accurate and complete list of pending lawsuits or claims with respect to which Seller has been contacted against or affecting the Acquired Assets, the Assumed Liabilities, the Business or arising out of the Business. (a) None of the lawsuits or claims listed on Schedule 4.15 has had or will be reasonably expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (b) to the knowledge of Seller, there are no unasserted or threatened claims that, if asserted in writing, would be required to be disclosed on Schedule 4.15, (c) Seller is not a party or subject to or in default under any judgment, order, injunction, or decree of any Governmental Entity or arbitration tribunal affecting the Acquired Assets, (d) there is no lawsuit or claim by Seller pending, or which Seller intends to initiate, against any other Person, and (e) there is no pending or, to the knowledge of Seller, threatened investigation of or affecting the Acquired Assets or the Business by any Governmental Entity.

4.16 Brokers.

Except for Capital West Partners, (a) there is no investment banker, broker or finder or other Person who will have any valid claim against Seller for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby as a result of any agreement of, or action taken by, Seller and (b) Seller has no knowledge of, and has taken no action which would give rise to, any claim for a broker’s or finder’s fee to be paid by Buyer in connection with the consummation of the transactions provided for in this Agreement.

4.17 Contracts.

Schedule 4.17 hereto contains a complete and accurate list of all Contracts related exclusively to the Business of the types described below to which Seller is currently a party or with respect to which Seller is otherwise bound, other than Contracts relating to the Benefit Plans (“Material Contracts” and, in the case of those Material Contracts referred to in Sections 4.17(a), (c), and (f)-(g), “Acquired Material Contracts”):

(a) Contracts with any customer or supplier (including those related to supply of logs and other raw materials) all engineering service contracts, and contracts with any agent, advertiser, consultant, advisor, sales representative, distributor, sales agent or dealer involving an exchange of consideration with an aggregate value greater than CAD$100,000;

(b) Contracts including covenants not to compete or similar restrictions on the Business;

(c) Contracts with any Governmental Entity;

(d) agreements, Contracts or other instruments under which Seller has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person or any other note, bond, debenture or other evidence of indebtedness issued to any Person;

(e) pledges, security agreements, financing statements or other documents granting a Lien on any of the Acquired Assets (other than Permitted Liens);

(f) Contracts under which Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party and used in the Business;

(g) any other Contract, whether or not made in the ordinary course of business, which is material to the Business or the termination of which has had or may have a Seller Material Adverse Effect.

Neither Seller nor, to Seller’s knowledge, any other party is (with or without the lapse of time or the giving of notice or both) in default in any respect under any Acquired Material Contract. Seller has made available to Buyer true and complete copies of all Acquired Material Contracts. Each Acquired Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of Seller, and, to Seller’s knowledge, the other parties thereto, enforceable in accordance with its terms except as may be limited by bankruptcy or other laws affecting creditors’ rights and by equitable principles. Seller has not received any notice (written or oral) of the intention of any party to terminate or fail to renew any Acquired Material Contract.

4.18 Compliance with Laws.

Except as disclosed in Schedule 4.18, the operations of the Business are not now being conducted and have not been conducted in violation in any material respects of any applicable law, ordinance, statute, rule or regulation of any Governmental Entity. Seller has not received any notice from any Governmental Entity that the operations of the Business are being conducted in violation of any applicable law, ordinance, statute, rule or regulation of any Governmental Entity, or of any investigation or review pending or threatened by any Governmental Entity investigating or reviewing any alleged violation.

4.19 Environmental Matters.

With regard to the Facility:

(a) Compliance. Except as disclosed in Schedule 4.19 or in the documents listed in Schedule 4.19, to the knowledge of Seller: (i) the Business Assets are, and are operating, in compliance in all material respects with, and have been in consistent compliance with, all Environmental Law and Environmental Permits relating to or otherwise affecting, applicable to, or governing the operations and ownership of the Business Assets, (ii) within the last five (5) years, Seller has not received any notice of violation or claim or assertion of any type from any Governmental Entity or other person or entity that any of the Business Assets, or any associated operation, is not in compliance with any Environmental Law or Environmental Permits, and (iii) there are no existing conditions which interfere or prevent compliance with Environmental Law and Environmental Permits;

(b) Permits. Except as disclosed in Schedule 4.19 or in the documents listed in Schedule 4.19, (i) Seller holds all Environmental Permits and all such Permits are listed in Schedule 4.19, (ii) all such Environmental Permits are in full force and effect and in good standing with all applicable fees having been paid, (iii) Seller will not take any action to amend, suspend, cancel or terminate any such Environmental Permits held by Seller between the date hereof and the Closing, (iv) Seller has kept all records and made all reports and filings required by such Environmental Permits, (vi) there are no pending or, to the knowledge of Seller, threatened, appeals, disputes, actions or proceedings which may result in the cancellation, suspension, revocation or modification of any such Environmental Permit, (vii) to the knowledge of Seller, there are no facts, circumstances or conditions which exist which currently provide grounds for the appeal, suspension, revocation, cancellation or adverse modification of any such Environmental Permit, and (viii) the transactions contemplated by this Agreement will not result in circumstances or conditions which would allow, or be reasonably expected to result in, any material alteration or impairment of any such Environmental Permit. Seller agrees to cooperate with the transfer to Buyer of those Environmental Permits which must be held by the owner or operator of the Business Assets, to the extent the same are assignable.

(c) Liabilities. Except as disclosed in Schedule 4.19 or in the documents listed in Schedule 4.19, to the knowledge of Seller, Seller is not subject to any Environmental Liability relating to any of the Business Assets or required to take Environmental Remedial Action relating to any of the Business Assets and there are no conditions which will result in Environmental Liability or the need for Environmental Remedial Action . Without limiting the foregoing, except as disclosed in Schedule 4.19 or in the documents listed in Schedule 4.19, to the knowledge of Seller, Seller is not subject to and has not received notice from any Governmental Entity of, any demand or requirement for, Environmental Remedial Action or any actual or potential Environmental Liability pending against Seller or in relation to any of the Business Assets including: (i) the violation or noncompliance with any Environmental Law or Environmental Permit, (ii) the ownership or operation of any of the Business Assets, or any condition at, the Facility, (iii) the Release, threatened Release or presence of any Hazardous Materials from, at, on or under the Facility or otherwise in connection with the Business Assets, (iv) any management, transportation, disposal, storage or treatment of any Hazardous Material by Seller conducted in relation to the Facility or the Business Assets, (v) any Release by Seller of any Hazardous Material on or at any other property relating to any of the Business Assets, and (vi) any Environmental Remedial Action required to be taken by Seller relating to any of the Business Assets.

(d) Release of Hazardous Materials. Except as disclosed in Schedule 4.19 or in the documents listed in Schedule 4.19, to the knowledge of Seller, there is and has been no Release of a Hazardous Material to the Environment at, on, under, migrating from, or related to any of the Business Assets in material violation of any Environmental Law or Environmental Permit. Except as disclosed in Schedule 4.19 or in the documents listed in Schedule 4.19, to the knowledge of Seller, there are no Hazardous Materials present in the Environment at, or under the Facility, in violation of any Environmental Law or Environmental Permit.

(e) Storage Tanks. Except as disclosed in Schedule 4.19 or in the documents listed in Schedule 4.19, to Seller’s knowledge, there are not now and have not been, any underground storage tanks on or at the Facility. To Seller’s knowledge, all existing storage tanks on or at the Facility have been properly maintained, tested and monitored in compliance with applicable Environmental Law and Environmental Permits.

(f) Environmental Liens. No Lien has attached to any of the Business Assets pursuant to any Environmental Law and, to Seller’s knowledge, no event or circumstance exists or will exist before the Closing that will give rise to a Lien following the Closing.

(g) Asbestos and PCBs. To the knowledge of Seller, all regulated asbestos containing material and PCBs on, in or at the Facility have been identified and are being managed in compliance with applicable Environmental Law. Seller has provided Buyer with copies of all asbestos management plans and compliance records of Seller relating to the Facility for PCBs and asbestos.

(h) Claims and Notices. Except as disclosed in Schedule 4.19 or in the documents listed in Schedule 4.19, Seller has not received a notice of, and Seller has no knowledge of any, violation, request for information, notice, demand or other communication of any type that states or alleges that Seller or any person or entity associated with Seller, is or may be potentially responsible, in whole or in part, with respect to any alleged non-compliance with Environmental Law or any Environmental Permit or for any Environmental Liability or Environmental Condition or Environmental Remedial Action arising out of or related to any of the Business Assets. Except as disclosed in Schedule 4.19 or in the documents listed in Schedule 4.19, there are no pending, or to the knowledge of Seller threatened, demands or claims related to an Environmental Remedial Action or Environmental Liability or other claim by or against Seller or its agents under any Environmental Law or in relation to any Environmental Permit which arises out of or relates to any of the Business Assets.

(i) Reports. Seller has made available to Buyer complete and correct copies of all studies, reports, surveys, assessments, audits, investigations, analysis and test results, in each case that is material and that is in final form (whether in hard copy or electronic form) and in Seller’s control or possession regarding the presence or alleged presence of Hazardous Material at, on or affecting any of the Business Assets, or regarding Seller’s compliance with any Environmental Law or Environmental Permits in relation to any of the Business Assets.

Buyer acknowledges that this Section 4.19 contains the sole representations and warranties made by Seller with respect to the Environmental Condition of, or any Environmental Liability related to, the Business or any of the Business Assets or any other lands or waters any interest in which is included in the Acquired Assets or over which the Business is or has been operated and all other representations and warranties of Seller set out in this Article 4 or elsewhere in this Agreement or in any agreement, document or instrument delivered at Closing are deemed to, and will be construed to, exclude such matters.

4.20 Taxes.

(a) Seller has filed on a timely basis all Tax Returns that are or were required to be filed by it under applicable laws the failure of which to file will result in a Lien (other than a Permitted Lien) against any of the Acquired Assets and all such Tax Returns were correct and complete in all material respects and have been prepared in accordance with applicable laws. Seller has paid all Taxes that have been required to be paid, and made all withholdings required to be withheld, under applicable laws, including those shown due on the Tax Returns filed by it or under any assessment received as an adjustment to such Tax Returns the failure of which to pay would result in a Lien (other than a Permitted Lien) against any of the Acquired Assets. No claim has been made by a taxing authority of a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation in that jurisdiction or that it is or may be required to file a Tax Return with a taxing authority in that jurisdiction, with respect to items relevant to the Business. There are no assessments, reassessments, actions, suits, proceedings, investigations, matters under discussion, audits, claims pending or, to the knowledge of Seller, threatened or anticipated against Seller in respect of Taxes, that may result in a Lien for Taxes upon any of the Acquired Assets or any liability whatever (other than Assumed Liabilities) in respect of such Taxes to Buyer.

(b) There are no Liens or encumbrances for Taxes upon any of the Acquired Assets, and no event has occurred that, with the passage of time or the giving of notice or otherwise, will result in a Lien or encumbrance for Taxes upon any of the Acquired Assets.

(c) Seller is registered for purposes of the ETA and its registration number is 105306500 RT0001.

(d) Definitions: For purposes of this Agreement,

(i) “GST” means Taxes imposed under Part IX of the Excise Tax Act (Canada) and the regulations made thereunder; and “ETA” means such Act and regulations.

(ii) “Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employee or other withholding, foreign or domestic withholding, social security, employment insurance, disability, real property, personal property, sales, use, transfer, value added, including GST, alternative, add-on minimum or other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Entity or payable under any tax-sharing agreement or other contract, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person or payable under any tax-sharing agreement or any other contract.

(iii) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any

Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax.

4.21 Insurance.

(a) Seller maintains policies of fire and casualty, liability and other forms of insurance with respect to the Business in such amounts, with such deductibles and against such risks and losses, as Seller considers to be appropriate for the Business.

(b) All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There has been no gap in insurance coverage for any risks covered by the insurance policies for the past three (3) years.

4.22 Transactions with Affiliates.

Except as disclosed in Schedule 4.22, there are no Contracts or transactions involving the provision of any labor, materials, equipment, inventory, products, goods or services (a) to the Business by Seller or any Affiliate of Seller, (b) by the Business to Seller or any Affiliate of Seller. No director, officer, or shareholder of Seller is, and Seller is not aware of any employee of Seller who is a competitor, supplier, customer, or lessor or lessee of the Business or is a director, officer, employee, Representative or stockholder (excluding a less than 3% ownership of shares of a publicly held corporation) of any of the foregoing.

4.23 Customer and Supplier Relations.

Except as disclosed in Schedule 4.23, to the knowledge of Seller, there exists no condition or state of facts or circumstances involving customers, suppliers, distributors, or sales representatives of the Business that would reasonably be expected to adversely affect the Acquired Assets or the Business after the Closing Date. Seller does not have any outstanding dispute with any customer or supplier with respect to the Business that has been communicated orally or in writing to Seller, and Seller has not received any oral or written notice from any customer or supplier that such customer or supplier, as applicable, will not continue as a customer or supplier, respectively, of the Business after the Closing or that such customer or supplier intends to terminate or materially modify existing agreements with Seller with respect to the Business or the Acquired Assets, as applicable.

4.24 Product Liability; Warranties.

(a) Each product manufactured, sold, leased, distributed or delivered by Seller in connection with the Business has complied with all applicable contractual commitments and all express and implied warranties. Seller does not have any liability for the repair or replacement thereof. No product manufactured, sold, leased, distributed or delivered by Seller in connection with the Business is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease and an implied warranty that it will be of the grade that was ordered by the customer. Seller does not have any express warranty under which it has any warranty obligations, and Seller has not had any product warranty claims in excess of CAD$50,000 related to the Business over the past five (5) years.

(b) Seller does not have any liability and, to Seller’s knowledge, there is no basis for any present or future liability, arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased, distributed or delivered by Seller in connection with the Business. Schedule 4.24(b) sets forth all product liability claims in excess of CAD$50,000 related to the Business for the past five (5) years.

4.25 Solvency; Post-Closing Financial Condition of Seller.

Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller’s assets. Immediately following the Closing Date, (i)Seller will be able to pay its liabilities as they become due in the usual course of its business; (ii)Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii)Seller will have assets (calculated at fair market value) that exceed its liabilities; and (iv) Seller will have and maintain adequate financial resources to pay, perform, and fully discharge all of the Excluded Liabilities and all of Seller’s obligations set forth in this Agreement, including, without limitation, those obligations set forth in Article 7 hereof.

4.26 Accounts Receivable.

Schedule 4.26 identifies all Receivables of Seller included in the Acquired Assets on an aged basis by account debtor. All Receivables arose from bona fide sale or service transactions of Seller. No portion of any Receivables is subject to any counterclaim, defense, or set-off, or is otherwise in dispute. Except to the extent of any reserve for doubtful accounts set forth in the books and records of Seller, which is reasonably estimated to reflect the probable result of collection, to the knowledge of Seller all Receivables are collectible in the ordinary course of Business, without set-off.

4.27 Disclosure.

To the knowledge of Seller, no representation, warranty or covenant made by Seller in this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein not misleading.

ARTICLE 5

Representations and Warranties of Buyer and Parent

Each of Buyer and Parent represents and warrants to Seller as follows:

5.1 Corporate Status; Authority.

Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Buyer and Parent is duly qualified and in good standing to do business as a corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, have not had and will not have or be reasonably expected to have a material adverse effect on the ability of Buyer or Parent, respectively, to perform its obligations under or to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”). Each of Buyer and Parent has all requisite power to carry on its business as it is now being conducted, to own and operate such business, and each of Buyer and Parent has all requisite power to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

5.2 Corporate Action.

All corporate proceedings necessary to be taken by or on the part of Buyer and Parent in connection with the transactions contemplated by this Agreement and the Buyer Transaction Documents have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by each of Buyer and Parent and constitutes, and each of the other Buyer Transaction Documents, as applicable, will be duly and validly authorized, executed and delivered by Buyer or Parent and will constitute, the legal, valid and binding obligations of Buyer or Parent, enforceable against Buyer or Parent, respectively, in accordance with and subject to its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally and by general equitable principles.

5.3 No Conflicts.

Neither the execution, delivery and performance by Buyer or Parent of the Buyer Transaction Documents, nor the consummation by Buyer or Parent of the transactions contemplated thereby is an event that, by itself or with the giving of notice or the passage of time or both, will (a) conflict with the organizational documents of Buyer or Parent, respectively, as the same may have been amended from time to time, (b) constitute a violation of, or conflict with, or result in any breach of or any default under, or constitute grounds for termination or acceleration of, any license, mortgage, indenture, lease, Contract, agreement or instrument to which Buyer or Parent, respectively, is a party or by which Buyer or Parent is bound, except for such violations, breaches, terminations, and accelerations as individually or in the aggregate would not reasonably be expected to have a Buyer Material Adverse Effect or result in the creation of any material Lien upon any of Buyer’s or Parent’s assets such that it is reasonably likely that Buyer and Parent will be unable to proceed with the transactions contemplated in this Agreement, (c) violate (i) any judgment, decree or order, or (ii) any statute, rule or regulation, in each such case, applicable to Buyer or Parent, or (d) require Buyer or Parent to obtain any Consent of any Person. The execution, delivery and performance by Buyer and Parent of this Agreement, and the consummation by Buyer and Parent of the transactions contemplated hereby, requires no action by or in respect of, or filing with, any Governmental Entity other than actions or filings which, if not taken or made, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or filings and notices not required to be made or given to consummate the transactions contemplated by this Agreement.

5.4 Solvency; Post-Closing Financial Condition of Buyer.

Buyer is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of Buyer exceeds the present fair saleable value of Buyer’s assets. Immediately following the Closing Date, (i)Buyer will be able to pay its liabilities as they become due in the usual course of its business; (ii)Buyer will not have unreasonably small capital with which to conduct its present or proposed business; (iii)Buyer will have assets (calculated at fair market value) that exceed its liabilities; and (iv) Buyer will have and maintain adequate financial resources to pay, perform, and fully discharge all of the Assumed Liabilities and all of Buyer’s obligations set forth in this Agreement, including, without limitation, those obligations set forth in Article 7 hereof.

5.5 Funds.

At Closing, Buyer shall have all funds necessary to consummate the transactions contemplated by this Agreement and to pay in immediately available funds the Purchase Price and to perform its obligations under this Agreement.

5.6 Investment Canada.

Buyer is a WTO Investor, as that term is defined in subsection 14.1(6) of the Investment Canada Act.

5.7 GST and PST Registration Numbers.

Buyer hereby represents that it is duly registered for the purpose of the GST under number 837359371RT0001, and that it is duly registered for the purpose of the PSTA under number PST1005-7521.

5.8 Litigation.

There are no claims outstanding or threatened by Buyer or Parent or, to the knowledge of Buyer or Parent, as applicable, pending or threatened against Buyer or Parent, respectively, that might adversely affect the ability of Buyer or Parent, respectively, to enter into this Agreement or to complete the transactions contemplated in this Agreement and, to the knowledge of Buyer or Parent, as applicable, no state of facts exists that could constitute the basis of any such claim.

5.9 No Broker.

Buyer has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated in this Agreement who would be entitled to a broker’s, finder’s or similar fee or commission in connection with the transactions contemplated in this Agreement.

ARTICLE 6

Further Requirements

6.1 Non-competition.

Seller covenants and agrees that it shall not, and shall cause its Affiliates not to, for a period of five (5) years from the Closing Date (the “Restriction Period”), anywhere in Canada and the United States or any other province or region where the Business has or had customers or a physical presence as of the Closing Date, or at any time during the twenty-four (24) month period immediately preceding the Closing Date, directly or indirectly, engage in or become associated as a consultant, partner, owner, agent, stockholder, member, or otherwise have a business relationship, with any Person or organization (other than Buyer) engaged in any business competitive with the Business presently conducted by Seller (other than ownership of less than 10% of the shares of a publicly held corporation). The foregoing restriction will not prevent Seller from selling railroad ties, switch ties, marine piling, bridge timbers, or other products that are not treated.

6.2 Confidentiality.

Seller shall, and shall cause its Affiliates to, keep secret and maintain in confidence, and Seller shall not, and shall cause its Affiliates not to, directly or indirectly, disclose to anyone, or use in competition with the Business, all Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean any trade secrets or confidential or proprietary information relating to the Business other than any of such information that is in the public domain (unless any of such information enters the public domain in whole or in part due to the action or inaction of Seller or its Affiliates following the Closing). The foregoing shall not prohibit the use of such Confidential Information (i) as is required by applicable laws, rules or regulations, (ii) as is necessary to prepare Tax Returns (including Tax Returns of Seller or any of its Affiliates) or other filings with Governmental Entities or to defend or object to any reassessment of Taxes, (iii) as is necessary for Seller (or its representatives) to prepare and disclose, as may be required, accounting statements or (iv) to assert or protect any rights hereunder or under any applicable laws, rules or regulations.

6.3 Non-solicitation.

During the Restriction Period, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit, encourage, facilitate or induce any customer, supplier, agent, sales representative, employee, consultant, or licensee of Buyer or any of its Affiliates to breach any agreement or contract with, or discontinue his, her, or its business relationships with Buyer or such Affiliates of Buyer. Seller further covenants and agrees that during the Restriction Period, Seller shall not, and shall cause its Affiliates not to, solicit, hire or otherwise engage as an employee, independent contractor or otherwise, any person who is an employee of Buyer, except with the prior written consent of Buyer. The foregoing restriction will not prevent Seller from engaging as an employee, independent contractor or otherwise anyone who responds to a general solicitation or advertisement of employment or opportunity.

6.4 Restrictions Reasonable.

(a) The parties agree that:

(i) the restrictions contained in Sections 6.1, 6.2, and 6.3 are fair and reasonable in the commercial circumstances of this Agreement and reasonably protect the legitimate business interest of Buyer, and do not constitute any undue restraint of trade on Seller, and

(ii) the consideration provided to Seller adequately and fairly compensates it in connection with such restrictions; and

(b) Seller acknowledges that it has been informed by Buyer that Buyer would not have entered into this Agreement but for Seller’s agreement with such restrictions, and that such restrictions have been an inducement to Buyer to enter into this Agreement.

6.5 Blue Pencil.

The provisions contained in the above Sections 6.1, 6.2, and 6.3 as to the time periods, geographic area, and scope of activities restricted shall be deemed severable, so that if any provision contained in any such Section is determined to be invalid or unenforceable, the validity or enforceability of any other provision in Sections 6.1, 6.2, and 6.3 will not be affected.

6.6 Access to Records.

Each party agrees to furnish to the other party upon request as promptly as practicable, such information and assistance relating to the Acquired Assets and the Business as is reasonably necessary for the filing of any Tax Return, declaration or report, the making of any election related to Taxes, the preparation for any audit by any taxing authority, or the prosecution or defense of any claim, suit, or proceeding; provided, however, that such information and assistance shall be provided in a manner that will not unreasonably disrupt the business of the party providing information or assistance.

6.7 Litigation Cooperation.

In the event that Seller or Buyer shall participate in any suit, action, proceeding, audit or investigation concerning the Business or any of the Acquired Assets (excluding any such suit, action, proceeding or investigation between Seller and Buyer), the parties shall, upon the request of the party involved in such suit, action, proceeding, audit or investigation, cooperate fully with such party at such party’s expense in connection therewith, except to the extent that such suit, action, proceeding, audit or investigation arises from or constitutes a breach by any such party of any representation, warranty, covenant or agreement contained in this Agreement and the other agreements provided for herein.

6.8 Employees.

(a) Buyer shall offer employment, effective as of the Closing Date and conditioned on the completion of the sale of the Acquired Assets pursuant to the terms hereof, to any individual who is an employee immediately prior to the Closing Date on the following terms and conditions:

(i) to employees who are part of a bargaining unit in respect of which a collective agreement is in force, or has expired, the terms and conditions provided for in such collective agreement, or expired collective agreement if such terms and conditions remain in effect by operation of law, subject to any amendments or alterations to the terms thereof to which the bargaining agent under such collective agreement or expired collective agreement consents; and

(ii) to all other employees on terms and conditions which are comparable to and in the aggregate no less favorable than the terms and conditions on which such other employees are employed immediately prior to the Closing Date (provided, however, that while such terms and conditions will not include participation in a profit sharing plan, the employees will be eligible to participate in an alternative compensation program that provides for compensation beyond base salary).

Those employees who accept such offers of employment shall be referred to herein as the “Transferred Employees” and Buyer will be responsible for any employment claims by and obligations to the Transferred Employees that arise after the Closing, provided that such claims related to the events that take place after the Closing. Seller shall terminate any employee of the

Business who has not accepted an offer of employment from Buyer as of the Closing Date, and Seller will be responsible for any employment claims by and obligations to the employees of the Business that arise prior to the Closing.

(b) Seller will not take any act that is intended to impede, hinder or interfere with Buyer’s efforts to hire any employee.

(c) Seller and Buyer shall cooperate with each other in all respects relating to any actions to be taken pursuant to this Section 6.8 and, subject to any applicable laws, Seller shall provide to Buyer at Buyer’s request, any information or copies of any personnel records relating to the Transferred Employees.

(d) Buyer will give each Transferred Employee full credit for his or her employment completed with Seller on the same basis as if such employment had been completed with Buyer, for purposes of calculating entitlement to severance and satisfying any employment requirement to participate in any of Buyer’s employee benefit plans, policies or programs in which Buyer’s employees are eligible to participate after the Closing Date and any service requirements for vesting in any benefits under such plans, policies and programs, but no such credit shall be granted for purposes of computing the amount or duration of any benefits under any such plan, policy or program except for vacation.

(e) Buyer shall provide to the Transferred Employees (and their beneficiaries and dependents) employee benefits that are no less favorable in the aggregate to such benefits provided by Seller to such Transferred Employees (and their beneficiaries and dependents) under the Benefit Plans immediately prior to the Closing Date.

6.9 Personal Information.

(a) In respect of any personal information protected under any applicable laws that is disclosed to Buyer, Buyer will:

(b) before the Closing, use the personal information solely for purposes relating to the transactions contemplated in this Agreement and if the transactions contemplated in this Agreement are not consummated, Buyer will return the personal information to Seller; and

(c) if the transactions contemplated in this Agreement complete, after the Closing:

(d) use and disclose any such personal information only for necessary employment purposes in compliance with all applicable laws; and

(e) to the extent required by applicable laws, notify any Person whose personal information has been disclosed to Buyer that the transactions contemplated in this Agreement have taken place and that the personal information was disclosed to Buyer as a consequence of the transactions contemplated in this Agreement.

6.10 Post Closing Receipts and Invoices.

(a) At the Closing and from time to time after the Closing:

(i) if Seller receives, or comes into possession of, any receipts, proceeds, cheques, securities or other property of any kind arising out of or derived from any of the Acquired Assets that is the property of, or any invoices relating to the Business that are payable by, Buyer, then Seller shall immediately deliver the receipt, proceed, cheque, security or other property to Buyer, with any endorsements, transfers or assignments as may be necessary or desirable to ensure that Buyer receives the immediate and full benefit of the receipt, proceed, cheque, security or other property or any other information available to Seller that is required to allow Buyer to pay the invoice; or

(ii) Buyer receives, or comes into possession of, any receipts, proceeds, cheques, securities or other property of any kind that is the property of Seller or any invoices for amounts that are not included in the Assumed Liabilities that are payable by Seller, then Buyer shall immediately deliver the receipt, proceed, cheque, security or other property or invoice to Seller, with any endorsements, transfers or assignments as may be necessary or desirable to ensure that Seller receives the immediate and full benefit of the receipt, proceed, cheque, security or other property or any other information available to Buyer that is required to allow Seller to pay the invoice.

6.11 Environmental Remedial Action.

Any Environmental Remedial Action for which Buyer may wish to seek indemnification under this Agreement will be based on work plans recommended by a reputable environmental consultant that is a member of the Society of Contaminated Sites Approved Professionals of British Columbia and Buyer will provide Seller with reasonable advance notice of any such Environmental Remedial Action together with copies of work plans for Seller review and comment. Buyer will, at the request of Seller, take reasonable steps to arrange for meetings between Seller and the consultant to discuss the work plans. To the extent circumstances reasonably permit, Buyer will provide Seller with a reasonable period to review and comment on the work plans and will consider Seller’s comments regarding the proposed work plans and will make such modifications to the proposed work plans as Buyer, acting reasonably, considers to be appropriate. Nothing in this provision will be deemed to require Seller’s approval for any Environmental Remedial Action.

ARTICLE 7

Survival of Representations and Warranties; Indemnification

7.1 General Provisions; Survival.

(a) The representations and warranties with respect thereto of the parties set forth in this Agreement shall survive the Closing for a period of two (2) years following the

Closing Date to the extent that claim for breach thereof has not theretofore been made in writing by a party to the other party, except that (a) the representations and warranties of Seller contained in Sections 4.1, 4.2, and 4.10(a) and the representations and warranties of Buyer and Parent contained in Sections 5.1and 5.2 (the “Fundamental Representations”) shall survive indefinitely following the Closing Date, (b) the representations and warranties of Seller contained in Sections 4.19 (the “Environmental Representations”) shall survive for a period of the earlier of: (i) sixty (60) days following the expiration of the applicable statute of limitation relating thereto, and (ii) ten (10) years following the Closing Date, (c) representations and warranties of Seller contained in Section 4.20 (the “Tax Representations”) shall survive for a period of sixty (60) days following the expiration of the applicable statute of limitation relating thereto, and (d) the representation and warranty of Seller contained in Section 4.14(f) shall survive so long as there are any entitlements under the ILPP or any Participating Employees (as such term is defined under the ILPP).

(b) Except as provided at the end of Section 4.19, any limitation or qualification set forth in any one representation and warranty in Article 4 or Article 5 or set forth in any one schedule to this Agreement shall not limit or qualify, or be deemed to limit or qualify, in any respect, any other representation and warranty contained in Article 4 or Article 5, unless, with respect to schedules, a specific cross-reference to another schedule is provided and the relevance of such other schedule is readily apparent. The waiver by either party of any condition at Closing of the breach or inaccuracy of any representation or warranty, or breach of, or non-compliance with, any covenant or obligation, will not preclude such party from seeking indemnification, payment of Buyer Damages or Seller Damages, as applicable, or any other remedy at law or in equity based on such breach, inaccuracy, or noncompliance. A Buyer Indemnitee shall not be entitled to make a claim for indemnification under Section 7.2(b) or pursue any other remedy for a breach of or inaccuracy in a representation or warranty of Seller in this Agreement that was true and correct on the date of this Agreement but is not true and correct at Closing if Buyer has been advised in writing at least three (3) Business Days prior to the Closing of the breach of or inaccuracy in the representation or warranty which breach or inaccuracy causes the closing condition in Section 3.2(a) to not be satisfied and Buyer completes the transaction contemplated in this Agreement notwithstanding such breach or inaccuracy. A Seller Indemnitee shall not be entitled to make a claim for indemnification under Section 7.3(b) or pursue any other remedy for a breach of or inaccuracy in a representation or warranty of Buyer in this Agreement that was true and correct on the date of this Agreement but is not true and correct at Closing if Seller has been advised in writing at least three (3) Business Days prior to the Closing of the breach of or inaccuracy in the representation or warranty which breach or inaccuracy causes the closing condition in Section 3.3(a) to not be satisfied and Seller completes the transaction contemplated in this Agreement notwithstanding such breach or inaccuracy.

7.2 Indemnification by Seller.

Subject to the limitations set forth in Section 7.6, Seller shall indemnify, defend, save and hold Buyer and each of its officers, directors, employees, agents, and Affiliates (collectively, “Buyer Indemnitees”) harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs, and expenses (including reasonable attorneys fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, “Buyer Damages”) asserted against, imposed upon, resulting to, required to be paid by or incurred by any Buyer Indemnitee, directly or indirectly, in connection with or arising out of:

(a) any Excluded Liability, which includes, for the avoidance of doubt, any liability arising, before or after the Closing Date, out of the ownership or operation of the Acquired Assets prior to the Closing Date other than the Assumed Liabilities;

(b) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement;

(c) any breach, non-fulfillment, or non-performance of any covenant or agreement made by Seller in or pursuant to this Agreement to which Seller is or is to become a party (including the Escrow Agreement and the Transition Services Agreement, subject to any limitations imposed in those agreements);

(d) the assessment by the Trustees of the ILPP of any additional contributions under the ILPP;

(e) Seller’s failure to have, or Buyer’s inability to obtain, all Permits required under the Water Act required for the operations of the Business as historically carried on by Seller, provided that the foregoing shall not be subject to any of the limitations set forth in Section 7.6; and

(f) the amount of any Receivables of Seller included in the Acquired Assets that are not collected within 180 days of the Closing Date; provided that if Seller indemnifies Buyer for the amount of any such Receivable and such Receivable is subsequently recovered, Buyer will reimburse to Seller the amount paid by Seller to Buyer pursuant to this Section 7.2(f).

Seller shall pay to Buyer Indemnitees all Buyer Damages in immediately available funds or direct the Escrow Agent to disburse such funds pursuant to the Escrow Agreement, as applicable (all in accordance with this Agreement and the Escrow Agreement).

7.3 Indemnification by Buyer and Parent.

Subject to the limitations set forth in Section 7.6, each of Buyer and Parent (collectively, “Buyer Indemnifying Party”) shall indemnify, defend, save and hold Seller and its officers, directors, employees, agents and Affiliates (collectively, “Seller Indemnitees”) harmless from and against any and all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable attorneys fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, “Seller Damages”) asserted against, imposed upon, resulting to, required to be paid by or incurred by any Seller Indemnitee, directly or indirectly, in connection with or arising out of:

(a) any Assumed Liability (except to the extent that Buyer is entitled to indemnification from Seller pursuant to Section 7.2(b) or Section 7.2(c) with respect to such Assumed Liability);

(b) any breach or inaccuracy of any representation or warranty made by Buyer or Parent in this Agreement; or

(c) any breach, non-fulfillment, or non-performance of any covenant or agreement made by Buyer or Parent in or pursuant to this Agreement to which Buyer is or is to become a party (including the Escrow Agreement and the Transition Services Agreement, subject to any limitations imposed in those agreements).

Seller Damages do not include any costs, losses, expenses, damages or liabilities arising with respect to any Existing Environmental Condition to the extent that Seller is required to indemnify Buyer for those costs, losses, expenses, damages or liabilities under Section 7.2. Buyer Indemnifying Party shall pay to Seller Indemnitees all Seller Damages in immediately available funds.

7.4 Procedures Relating to Third Party Claims.

(a) In order for Buyer Indemnitees or Seller Indemnitees, as the case may be, (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim or demand made by any Person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within thirty (30) Business Days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party demonstrates that it has been actually prejudiced as a result of such failure or to the extent such failure extends beyond the applicable survival period set forth in Section 7.1. Thereafter, the indemnified party shall deliver to the indemnifying party, within ten (10) Business Days after the indemnified party’s receipt thereof, copies of all notices and documents (including court documents) received by the indemnified party relating to the Third Party Claim.

(b) The indemnifying party shall have the right, at its option and expense, to take exclusive control of the defense, negotiation and settlement of any Third Party Claim, by giving written notice to the indemnified party within twenty (20) days after the indemnified party has notified the indemnifying party with respect to such Third Party Claim. In such case, the indemnifying party shall defend the indemnified party against the matter with counsel of the indemnifying party’s choice reasonably satisfactory to the indemnified party, keep the indemnified party regularly informed and shall consult with it with respect thereto and shall act reasonably in accordance with its good faith judgment. In such case, the indemnified party (i) shall execute all necessary documents to enable the indemnifying party to act on their behalf and (ii) shall reasonably cooperate with the indemnifying party including giving it and its designees access, upon prior notice and during regular business hours, to all relevant documents, books and records (with the right to photocopy such documents, books and records) and to employees.

Notwithstanding the indemnifying party’s election to assume the defense of such Third Party Claim or anything to the contrary herein, the indemnified party shall have, upon giving prior written notice to the indemnifying party, the right to employ separate counsel and to participate in the defense of such Third Party Claim, and the indemnifying party shall bear the reasonable fees, costs, and expenses of such separate counsel for the indemnified party in each jurisdiction if, but only if, the indemnified party has reasonably concluded in good faith upon and in conformity with the advice of counsel that an actual or potential conflict of interest (including one or more legal defenses or counterclaims available to it) makes it inappropriate in the reasonable judgment of the indemnified party (upon and in conformity with the advice of counsel) for the same counsel to represent both the indemnified party and the indemnifying party.

(c) If the indemnifying party elects not to or fails to defend a Third Party Claim, or to employ counsel reasonably satisfactory to the indemnified party, in either case within such twenty (20) day period, then the reasonable fees and disbursements of counsel for the indemnified party shall constitute Buyer Damages or Seller Damages, as applicable, (as incurred); provided, however, that the fees and disbursements of not more than one (1) counsel for all indemnified parties in any jurisdiction in any single Third Party Claim shall constitute such Buyer Damages or Seller Damages, as applicable. In such case, the indemnified party shall keep the indemnifying party regularly informed of the progress of the action, shall provide in due course the indemnifying party with any material document, evidence or other pleadings issued or received (such documents, evidence and pleadings to be kept confidential in accordance with Section 6.2 and shall take into consideration the recommendations of the indemnifying party, if any. Furthermore, the indemnified party shall act reasonably and in its good faith judgment.

(d) In any Third Party Claim, the indemnified party or the indemnifying party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such party’s own expense.

(e) No indemnified party may settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the indemnifying party (which will not be unreasonably withheld or delayed), unless such settlement, compromise or consent includes an unconditional release of obligations under this Article 7 with respect to the Third Party Claim. The indemnifying party may not, without the prior written consent of the indemnified party (which will not be unreasonably withheld or delayed), settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim unless (i) such settlement, compromise or consent includes an unconditional release of the indemnified party and its officers, directors, employees and Affiliates from all liability arising out of such Third Party Claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the indemnified party, and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the indemnified party.

7.5 Other Claims.

In the event any indemnified party should have a claim against any indemnifying party under Section 7.2 or 7.3 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice (“Claims Notice”) of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 7.2 or 7.3, except to the extent that the indemnifying party demonstrates that it has been actually prejudiced by such failure or to the extent such failure extends beyond the applicable survival period set forth in Section 7.1. If the indemnifying party does not notify the indemnified party within thirty (30) days following its receipt of such Claims Notice that the indemnifying party disputes its liability to the indemnified party under Section 7.2 or 7.3, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 7.2 or 7.3 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or direct the Escrow Agent to disburse such funds pursuant to the Escrow Agreement, as applicable, or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute, and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

7.6 Limitations on Indemnification.

(a) Except as otherwise set forth in this Section 7.6, solely with respect to Buyer Damages arising out of or resulting from the causes enumerated in Section 7.2(b), (i) Buyer Damages shall only be satisfied to the extent that any such Buyer Damages, in the aggregate, exceed Three Hundred Thirty Thousand Canadian Dollars (CAD$330,000) (the “Indemnification Threshold”), and in such case, Seller shall be liable for the full amount of the Buyer Damages, and (ii) Seller shall not be liable for any Buyer Damages in excess of CAD$13,200,000 (the “General Indemnification Cap”).

(b) Except as otherwise set forth in this Section 7.6, solely with respect to Seller Damages arising out of or resulting from the causes enumerated in Section 7.3(b), (i) Seller Damages shall only be satisfied to the extent that any such Seller Damages, in the aggregate, exceed the Indemnification Threshold, and in such case, Buyer shall be liable for the full amount of the Seller Damages, and (ii) Buyer shall not be liable for any Seller Damages in excess of the General Indemnification Cap.

(c) Notwithstanding anything herein to the contrary, the limitations set forth in Section 7.6(a) shall not apply to Buyer Damages and the limitations set forth in Section 7.6(b) shall not apply to Seller Damages, as applicable, arising out of or relating to (i) a breach of any Tax Representations or Fundamental Representations, or (ii) fraud or intentional material misrepresentation on the part of Seller (in the case of Section 7.6(a)) or Buyer (in the case of Section 7.6(b)).

(d) Under no circumstances will any Buyer Indemnitees or any Seller Indemnitees be entitled to seek indemnification under this Agreement for any consequential or indirect losses or damages, including loss of profit or loss of opportunity, except to the extent the Buyer Indemnitee or Seller Indemnity has liability to any third party for any consequential or indirect losses or damages, including loss of profit or loss of opportunity, provided, however, that the foregoing limitation on damages shall not apply to any claims by Buyer Indemnitees arising out of Seller’s failure to have, or Buyer’s inability to obtain, all Permits required under the Water Act required for the operations of the Business as historically carried on by Seller.

(e) Except as set forth below, with respect to any claim for indemnification by any Buyer Indemnitee pursuant to Section 7.2(a) to the extent that claim arises out of or relates to Excluded Liabilities described in Section 2.3(b)(ix):

(i) Except as set forth in Section 7.6(e)(ix), Buyer Damages shall only be satisfied to the extent that any such Buyer Damages, in the aggregate, exceed Five Hundred Thousand Canadian Dollars (CAD$500,000) (the “Environmental Liability Deductible”) and in such case, subject to the other provisions in this Article 7, Seller shall not be liable for the amount of the Environmental Liability Deductible but shall be liable for the full amount of Buyer Damages in excess of the Environmental Liability Deductible;

(ii) Seller shall not be liable for any Buyer Damages in excess of CAD$7,000,000 (the “Environmental Liability Cap”); provided, for the avoidance of doubt, that any Buyer Damages previously recovered by Buyer Indemnified Parties pursuant to Section 7.2(b) shall not reduce the Environmental Liability Cap;

(iii) Notwithstanding the foregoing, the Environmental Liability Deductible and the Environmental Liability Cap shall not apply with respect to any Buyer Damages arising out of Seller’s failure to have, or Buyer’s inability to obtain, all Permits required under the Water Act required for the operation of the Business as historically carried on by Seller;

(iv) With respect to a claim for indemnification under Section 7.2(b) arising out of a breach of any representation or warranty set forth in Section 4.19 for which a Buyer Indemnitee is also able to make a claim for indemnification under Section 7.2(a), a Buyer Indemnitee shall be entitled to recover under either Section 7.2(a) or Section 7.2(b), at such Buyer Indemnitee’s sole discretion, but not under both of those Sections;

(v) No indemnified party hereunder shall be entitled to double recovery for any Buyer Damages or Seller Damages, as applicable, even though such Buyer Damages or Seller Damages may have resulted from the breach of more than one of the representations, warranties, agreements, and covenants in this Agreement;

(vi) No claim for recovery of any Buyer Damages arising from any Excluded Liabilities described in Section 2.3(b)(ix) may be brought after the date that is 10 years from the Closing Date;

(vii) Except with respect to claims for indemnification associated with Environmental Liabilities arising out of or related to the conduct or circumstances identified in Section 2.3(b)(ix)(C) or Section 2.3(b)(ix)(D), no claim for indemnification may be brought under Section 7.2(a) unless:

(A) the Buyer Indemnitee is required to take Environmental Remedial Action by an order or other legally enforceable direction of any Governmental Entity; or

(B) the Buyer Indemnitee is subject to a Third Party Claim by a Person that is independent from the Buyer Indemnitee and not affiliated, associated or otherwise related to the Buyer Indemnitee, but excluding any Third Party Claim by any owner or occupier of all or any portion of the lands forming part of the Acquired Assets (other than a Buyer Indemnitee) to the extent that claim would not, if made directly by a Buyer Indemnitee under this Agreement, have resulted in a right of indemnification under this Agreement; or

(C) Environmental Remedial Action is required due to an imminent and substantial risk or threat: (1) to human health, or (2) of migration of a Hazardous Material beyond the boundaries of the lands forming part of the Acquired Assets at concentrations above applicable standards under Environmental Laws as of the Closing, or (3) that an order or other legally enforceable direction, or charges or fines or penalties will be issued by a Governmental Entity if Environmental Remedial Action is not taken; or

(D) Environmental Remedial Action is reasonably required (1) due to an imminent and substantial risk or threat that a material violation of Environmental Law will occur or (2) to limit a material violation of Environmental Law that has occurred;

(viii) Seller shall not be required to provide any indemnification under Section 7.2(a) if the claim for indemnification arises out of a change in the industrial nature or classification of the use of the Facility or the site, or a permanent cessation of operations at the Facility, or any decommissioning of the site, or any rezoning or subdivision of the lands forming part of the Acquired Assets where any Buyer Indemnitee applied for that rezoning or subdivision, provided, however, that for purposes of this Section 7.6(e)(viii), a temporary cessation of operations at the Facility shall not constitute a change in the nature or classification of the use of the Facility and further provided that “decommissioning of the site” has the meaning given to that term in the Contaminated Sites Regulation, B.C. Reg. 375/96 ;

(ix) Where a claim for indemnification under Section 7.2(a) arises out of any expansion of operations or any relocation of a building, structure (including a storage tank) or other fixture located on a foundation or any other material construction outside the ordinary course of business as conducted at the Closing Date, at the Facility, the amount of Buyer Damages for which a Buyer Indemnitee may bring a claim under Section 7.2(a) (subject to all other limitations and restrictions to which that claim is subject pursuant to Article 7 with the exception of the Environmental Liability Deductible provided for in Section 7.6(e)(i) which shall not apply to claims for indemnification under Section 7.2(a) to which this Section 7.6(e)(ix) applies) will be limited to 50% of the Buyer Damages;

(x) The Buyer Damages for which a Buyer Indemnitee may bring a claim under Section 7.2(a)(subject to all other limitations and restrictions to which that claim is subject pursuant to Article 7):

(A) will be limited to the amount required to reimburse the Buyer Indemnitee for a reasonable Environmental Remedial Action, provided that the assessment of whether an Environmental Remedial Action is “reasonable” will take into account the impact on the operation of the Business and the cost to Seller as the indemnifying party;

(B) will be limited to the amount required to comply with the remediation standards to which the lands and waters are subject under Environmental Laws as of the Closing Date or at any time prior to the second anniversary of the Closing Date based on industrial use of the site; and

(C) will exclude any Buyer Damages to the extent the Buyer Damages are caused by or result from (1) the negligence of any Buyer Indemnitee or any person for whom a Buyer Indemnitee is responsible under applicable law that has contributed to or aggravated the condition for which the Buyer Indemnitee is claiming indemnification hereunder, or (2) any Hazardous Material Released after the Closing Date by a Buyer Indemnitee or any person for whom a Buyer Indemnitee is responsible under applicable law, or (3) any change in remediation standards or Environmental Laws after the second anniversary of the Closing Date; and

(f) Given that the Facility is located within a heritage site under the HCA, for the purpose of clarity the Parties agree that in regard to the indemnity set forth in Section 7.2(a):

(i) any offences committed by Seller under the HCA prior to the Closing are Excluded Liabilities that are Seller’s responsibility, and the limitations set forth in this Section 7.6 shall not apply to the indemnity set forth in Section 7.2(a) as it applies to any offences committed by Seller under the HCA prior to the Closing; and

(ii) the fact that the Facility is located within a heritage site under the HCA is not itself an Excluded Liability and the indemnity set forth in Section 7.2(a) does not apply to costs incurred by Buyer in complying with the HCA after the Closing simply because the Facility is located within a heritage site under the HCA, and the costs of complying with the HCA after the Closing will only be recoverable by Buyer to the extent they are Buyer Damages for any Excluded Liabilities to which the indemnity set forth in Section 7.2(a) does apply (subject to the limitations set forth in this Article 7).

7.7 Duty to Mitigate.

An indemnified party shall use commercially reasonable efforts to mitigate the amount of Buyer Damages or Seller Damages, as the case may be, that it incurs in connection with any matter with respect to which it is entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Article 7.

7.8 Tax Benefits.

The amount of any Buyer Damages or Seller Damages otherwise recoverable by an indemnified party under this Article 7 shall be reduced by the amount equal to any reduction in Taxes attributable to such losses that is actually realized.

7.9 Insurance Benefits.

If any matter giving rise to a claim of indemnification pursuant to this Article 7 by an indemnified party is covered by any insurance policy or policies, then the indemnified party shall use commercially reasonable efforts to pursue the claim for indemnification and obtain compensation from its insurer or insurers under those insurance policy or policies. If and when the compensation is actually received from those insurers for the matters giving rise to the claim for indemnification the indemnified party shall reduce the claim for indemnification against the indemnifying party to the extent of its insurance recovery (minus reasonable expenses incurred in pursuing the claim for indemnification with its insurer and any premium increases) or, if payment has already been made by the indemnifying party on the claim for indemnification, then the indemnified party shall remit the insurance recovery (minus reasonable expenses incurred in pursuing the claim for indemnification with its insurer and any premium increases), up to the amount of the payment, to the indemnifying party.

7.10 Subrogation.

If any indemnifying party has paid a claim for indemnification asserted by any indemnified party under this Agreement, and the indemnified party possesses any claim against a third party in respect of that claim for indemnification, then the indemnifying party shall be fully subrogated to the rights of the indemnified party in respect of the claim for indemnification, and the indemnified party shall take all reasonable action requested by the indemnifying party to enable the indemnifying party to enforce the claim against that third party.

7.11 Tax Effect of Indemnification Payments.

All indemnity payments made by Seller or Buyer pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price paid with respect to the Acquired Assets.

7.12 Exclusive Remedy.

Except as set forth in Section 7.13, from and after the Closing, the rights of the parties to seek recourse with respect to any matter relating to this Agreement or the transactions contemplated in this Agreement, including any Environmental Liability, shall be strictly limited to the indemnification rights contained in this Article 7, and such indemnification rights shall be the exclusive remedies of the parties after the Closing with respect to any matter in any way relating to this Agreement or the transactions contemplated in this Agreement. Except as set forth in Section 7.13, to the maximum extent permitted by any applicable laws, the parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or the transactions contemplated in this Agreement, whether under any applicable laws, at common law or otherwise.

7.13 Specific Performance.

Each of the parties acknowledge that the rights of each other party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive or other equitable relief (without posting of bond or other security).

7.14 Dispute Resolution

If there is a dispute regarding any of the following: (i) whether an Environmental Condition existed at the Closing, or (ii) whether there is an imminent and substantial risk for the purposes of Section 7.6(e)(vii)(C)(1) or 7.6(e)(vii)(C)(2) , or (iii) what constitutes a reasonable Remedial Action for the purposes of Section 7.6(e)(x)(A) and the costs thereof, or (iv) whether a Hazardous Material was released after the Closing Date for the purposes of Section 7.6(e)(x)(C)(2), and the costs attributable to the events described in Section 7.6(e)(x)(B) and 7.6(e)(x)(C), Buyer and Seller shall attempt to resolve the matters in dispute within 30 days from the date either party gives notice of the dispute to the other. If the parties cannot resolve the dispute within that 30 day period, the parties shall within 15 days after the end of the 30 day period agree on an environmental expert to provide a non-binding advisory opinion. If the parties are unable to agree on a mutually acceptable environmental expert within that 15 day period, either party may apply to the Society of Contaminated Sites Approval Professionals of British Columbia to have an environmental expert appointed. The environmental expert shall be jointly retained by Buyer and Seller, and Buyer and Seller shall provide to the expert all information relevant to the matter in dispute, excluding any information that is subject to solicitor-client privilege. Buyer and Seller may each provide written submissions to the expert, provided that a copy of any such submission shall be provided concurrently to the other party. The expert will act as an expert and not as an arbitrator and shall render a non-binding advisory opinion in a written report to the parties setting forth the expert’s opinion as to the appropriate resolution of the matters in dispute. The parties waive any objection to the offering into evidence of the expert’s report and opinion or related testimony in the event of any legal proceedings of any kind between them. The fees and expenses of the expert shall be borne by the parties in equal shares. If after receipt of the expert’s report, the parties are unable to resolve the matter in dispute, either party may have recourse to the dispute resolution proceedings specified in Section 8.14.

ARTICLE 8

Miscellaneous

8.1 Costs and Expenses.

Each party hereto shall bear all its expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, accounting, legal and financial advisory fees and expenses incurred in connection herewith.

8.2 Assignments.

No party hereto may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other parties, and any such attempted assignment or delegation without such consent shall be void and of no force and effect. Notwithstanding the foregoing, Buyer and Parent may assign their respective rights or delegate their respective duties hereunder to a purchaser of substantially all assets of the Business, by operation of law or otherwise, and Buyer may assign its rights or delegate its duties hereunder to any Affiliate of Buyer or Parent but any such assignment or delegation to any such Affiliate will not relieve Buyer or Parent of its obligations under this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, if Buyer transfers its interest in the lands forming part of the Acquired Assets to any other Person, Buyer shall require the tranferee to enter into an agreement with Seller pursuant to which Seller consents (such consent not to be unreasonably withheld) to the assignment to the transferee of the rights of Buyer to indemnification in Section 7.2(a) as that indemnification applies to the Excluded Liabilities described in Section 2.3(b)(ix), and the transferee agrees to be bound by all limitations and restrictions on that indemnification as set forth in Article 7 and agrees to require any subsequent transferree to enter into a similar agreement with Seller.

8.3 Further Assurances.

The parties shall from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the purpose of this Agreement. Not limiting the foregoing, Buyer is hereby authorized to take all steps necessary to obtain the release of any Liens on or affecting the Acquired Assets (other than Permitted Liens) which are not released as of the Closing (if failure to obtain such release prior to the Closing is waived by Buyer).

8.4 Public Announcement.

No party shall, without the prior approval of the other, make any press release, public announcement, or other disclosure concerning the transactions contemplated by this Agreement, except in the case of Seller and Buyer, to such of their respective employees, agents, and Representatives who have a need to know and are under a duty of confidentiality.

8.5 Notices.

Notices and other communications required or provided for herein shall be in writing (which shall include notice by email transmission) and shall be deemed to have been duly given and received (a) upon receipt, when delivered by hand or personal delivery, (b) upon transmission, when sent by email transmission (with written acknowledgement of receipt), (c) on the second Business Day after the date of mailing, if delivered by a nationally recognized overnight delivery service (receipt requested), or (d) upon receipt, if delivered by certified or registered mail (receipt requested), in each case addressed as follows:

If to Seller:

Tolko Industries Ltd.

3000 - 28th Street

Vernon, BC

Canada V1T 9W9

(Box 39 V1T 6M1)

Attention: Jim Baskerville, VP OSB & Kraft Paper

Email: Jim.Baskerville@tolko.com

If to Buyer or Parent:

Koppers Inc.

436 Seventh Avenue

Pittsburgh, PA

United States of America 15219-1800

Attention: James A. Sullivan, Vice President Business Development

Email: SullivanJA@koppers.com

with a copy to:

Koppers Inc.,

Koppers Building,

436 7th Avenue, Pittsburgh, PA 15219, 412-227-2444.

Attention: Steven Lacy, Senior Vice President, Administration, General

Counsel and Secretary

Phone: (412) 227-2444

E-mail: LacySR@koppers.com

or to such other address as a party may from time to time designate in writing to each of the other parties in accordance with this Section 8.5.

8.6 Amendment and Modification.

This Agreement may be amended, modified, or supplemented at any time after the Closing Date but only by the written agreement of the parties hereto.

8.7 Captions.

The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

8.8 Governing Law.

This Agreement shall be governed by, construed, and enforced in accordance with the laws of British Columbia, Canada, without regard to the conflict of laws principles thereof.

8.9 Waiver of Provisions.

The terms, covenants, representations, warranties and conditions of this Agreement may be amended, modified or waived only by a written instrument executed by the party sought to be bound thereby. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

8.10 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

8.11 Entire Agreement.

This Agreement, including the Schedules and Exhibits hereto (which are incorporated herein by reference), constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersedes, cancels, and replaces any and all prior or contemporaneous agreements (including any letter of intent or term sheet, including the letter of intent dated November 1, 2013 from Parent to Seller), understandings, and negotiations between the parties and constitutes a complete and exclusive statement of the terms of the agreement between and among the parties with respect to the subject matter hereof. The Disclosure Schedule includes references to the particular section of the Agreement that relates to each such disclosure.

8.12 Brokers or Finders.

Each party agrees to indemnify and hold the other harmless from and against any and all claims, liabilities, or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by the other party or its Affiliates.

8.13 No Third Party Beneficiaries.

This Agreement is not intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns any rights or remedies hereunder.

8.14 Jurisdiction; Service of Process.

Subject to Section 7.14, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement will be brought against either party in the courts located in Vancouver, British Columbia. Each party irrevocably consents to the jurisdiction of these courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid in such courts. Original process in any action or proceeding referred to in the preceding sentence may be served on any party (anywhere in the world) by nationally recognized overnight courier service (receipt requested) in accordance with the notice provisions set forth in this Agreement, and service so made will be conclusively deemed to be accepted and completed for all purposes (notwithstanding any more restrictive service requirements set forth in any applicable federal or provincial rules of civil procedure governing service of original process) on the second Business Day after deposit with such courier.

8.15 Disclaimer of Warranties.

(a) Seller does not make any representations or warranties with respect to any projections, forecasts or forward looking statements made available to Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN Article 4, SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES, WHETHER EXPRESS OR IMPLIED. BUYER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article 4. Buyer acknowledges and agrees that none of Seller, any of its Affiliates, any of their respective Representatives nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, schedules or other information that is not included in this Agreement or the Schedules.

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IN WITNESS WHEREOF, Seller and Buyer have each caused this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

PARENT:

KOPPERS INC.

By:	/s/ Walter W. Turner
Name:	Walter W. Turner
Title:	President and Chief Executive Officer

BUYER:

KOPPERS ASHCROFT INC.

By:	/s/ Steven R. Lacy
Name:	Steven R. Lacy
Title:	Secretary

SELLER:

TOLKO INDUSTRIES LTD.

By:	/s/ Brad Thorlakson
Name:	Brad Thorlakson
Title:	President and CEO

By:	/s/ Trevor Jahnig
Name:	Trevor Jahnig
Title:	CFO

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